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                     ASSET TRANSFER AND EXCHANGE AGREEMENT

                                    BETWEEN

                            UNITED MAGAZINE COMPANY

                                      AND

                             NORTHERN NEWS COMPANY





                                                  EFFECTIVE DATE:  JULY 29, 1996
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                               TABLE OF CONTENTS
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ARTICLE 1                 EXCHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

         Section 1.1      Description of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2      Control Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 1.3      Non-Assignment of Certain Acquired Business Assets  . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 2                 OBLIGATIONS TO BE ASSUMED   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.1      Obligations to be Assumed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.2      Non-Assignment of Certain Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 3                 CLOSING; EXCHANGE CONSIDERATION; AND
                          OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         Section 3.1      Escrow Closing; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         Section 3.2      Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                 (a)      Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (b)      Valuation Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         Section 3.3      Transfer Documents and Issuance of Unimag Shares and Debentures . . . . . . . . . . . . . . . . .   9

                 (a)      Contributions by Northern . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (b)      Issuance of Unimag Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (c)      Issuance of Unimag Debentures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (d)      Unimag Shares to be Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         Section 3.4      Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.5      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 4                 REPRESENTATIONS AND WARRANTIES OF UNIMAG  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         Section 4.1      Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.2      Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.3      Capitalization of Unimag  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.4      Conflicts; Consents; and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.6      Brokerage and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.7      Unimag 10-K and 10-Q  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.8      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.9      Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.10     Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
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         Section 4.11     No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.12     Section 351 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 5                 REPRESENTATIONS AND WARRANTIES OF NORTHERN  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.1      Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 5.2      Capitalization and Security Holders; Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.3      Corporate Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.4      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 5.5      Unaudited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                 (a)      1995 Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (b)      Wholesale Periodical Business Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (c)      MacGregor Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         Section 5.6      Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 5.7      Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 5.8      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 5.9      Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.10     Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.11     Restrictive Documents or Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.12     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.13     Bank Accounts, Depositories; Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.14     Title to and Condition of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.15     Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.16     Legal Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.17     ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.18     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.19     Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.20     No Conflict or Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.21     Books of Account; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.22     Officers, Employees, and Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.23     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.24     Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.25     Special Terms; Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.26     Businesses of Northern and MacGregor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.27     Investment Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.28     Section 351 Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
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ARTICLE 6                 COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 6.1      Mutual Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                 (a)      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (b)      HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (c)      Other Governmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (d)      Tax-Free Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (e)      Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         Section 6.2      Covenants of Northern . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                 (a)      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (b)      Exclusive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (c)      Access to Records and Other Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (d)      Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (e)      Employee Retention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (f)      Dividends and Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (g)      Notices of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (h)      Title Evidence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (i)      Audited Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (j)      Noncompetition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         Section 6.3      Covenants of Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                 (a)      Conduct of Unimag's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (b)      Joint Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (c)      Consummation of Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (d)      Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 7                CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         Section 7.1      Mutual Conditions to Escrow Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                 (a)      Completion of Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)      No Adverse Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (c)      Certain Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (d)      Other Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (e)      Exchange Agreements for Certain Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (f)      Tax Commentary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (g)      Lease for Petoskey Warehouse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (h)      Termination and Release of Security Interests . . . . . . . . . . . . . . . . . . . . . . . . . .  38
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         Section 7.2      Conditions to Obligations of Northern to Complete the Escrow Closing  . . . . . . . . . . . . . .  38

                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (b)      Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (c)      Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (e)      Adverse Change and Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (f)      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (g)      Unimag Shareholder Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (h)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 7.3      Conditions to Obligations of Unimag to Complete the Escrow Closing  . . . . . . . . . . . . . . .  40

                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (b)      Performance of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (c)      Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (d)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (e)      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (f)      Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (g)      Agreement for Acquisition of MacGregor Stock
                          Owned by Foster . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (h)      Adverse Change and Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (i)      Opinion of Independent Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (j)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 (k)      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 7.4      Document Escrow Agreement; Unimag Shareholder Approval  . . . . . . . . . . . . . . . . . . . . .  41

         Section 7.5      Mutual Conditions to Consummate the Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                 (a)      Escrow Closing of Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (b)      Unimag Board of Directors Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (c)      Unimag Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE 8                 TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         Section 8.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                 (a)      Termination by Northern . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 (b)      Termination by Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         Section 8.2      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 8.3      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
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ARTICLE 9                 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         Section 9.1      Survival of Representations, Warranties, Covenants, and Agreements  . . . . . . . . . . . . . . .  43
         Section 9.2      Indemnification by Northern . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.3      Indemnification by Unimag . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.4      Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.5      Procedure for Indemnification with Respect to Third Party Claims  . . . . . . . . . . . . . . . .  46
         Section 9.6      Procedure For Indemnification with Respect to Non-Third Party Claims  . . . . . . . . . . . . . .  47
         Section 9.7      Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 10                MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         Section 10.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 10.2     Non-Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.3     Genders and Numbers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.4     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.5     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.6     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.7     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.8     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 10.9     Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Section 10.10       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      Section 10.11       Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
      Section 10.12       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

INDEX OF SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

INDEX OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                     ASSET TRANSFER AND EXCHANGE AGREEMENT


         This Asset Transfer and Exchange Agreement (this "Agreement") is made and entered into August 30, 1996, to be effective as of July 29, 1996, between United Magazine Company, an Ohio corporation ("Unimag") and Northern News Company, a Michigan corporation ("Northern").

                             BACKGROUND INFORMATION

         A. Pursuant to the transactions described in this Agreement (the "Exchange"), Unimag desires to acquire substantially all of the assets and business operations of Northern which comprise, are used in, and relate to Northern's wholesale magazine, book, newspaper, and sundries distribution and related businesses (the "Wholesale Periodical Business"), together with all of the issued and outstanding stock of MacGregor News Agency, Inc., a Michigan corporation having its principal offices located at 1733 Industrial Park Drive, Mount Pleasant, Michigan 48858 ("MacGregor"), in exchange for (1) Unimag's common shares, without par value ("Unimag Shares"), and (2) senior and subordinated debentures of Unimag, subject to and upon the terms and conditions set forth in this Agreement.

         B. All of the issued and outstanding stock of MacGregor (the "MacGregor Stock") currently is owned 79% by Northern and 21% by Arthur C. Foster, Sr. ("Foster"), and Northern has obtained the agreement of Foster to transfer all of the MacGregor Stock owned by Foster to Unimag as described in this Agreement.

         C.      The respective boards of directors of Unimag and Northern have
(1) determined that the Exchange and the other transactions contemplated in this Agreement are desirable and in the best interests of their respective shareholders, and (2) duly approved and adopted this Agreement.

         D. Unimag and Northern intend that the Exchange qualify, along with other exchanges with Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, as a tax-free exchange under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules).

                             STATEMENT OF AGREEMENT

         The parties to this Agreement (each a "Party," and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:


                                   ARTICLE 1

                                    EXCHANGE


         Section 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 351 of the Code, Northern shall transfer, convey, and contribute (and cause to be transferred, conveyed, and contributed) to the capital of Unimag, in exchange for Unimag Shares and senior and subordinated debentures of Unimag (both in the amounts and as otherwise described in Article
3), all of Northern's (and, with respect to the MacGregor Stock owned by Foster, all of Foster's) right, title, and interest, at the Escrow Closing Date, in and to certain of Northern's assets (the "Acquired Assets"), and specifically (i) all of Northern's and Foster's MacGregor Stock and (ii) all of the assets and business operations of Northern which comprise, are used in, and relate to Northern's Wholesale Periodical Business (the "Acquired Business Assets") consisting of all of the Wholesale Periodical Business assets, properties, rights (contractual or otherwise), and business operations of Northern of every kind, nature, and description, real, personal, and mixed, tangible and intangible, known and unknown, wherever located (other than those assets, properties, rights (contractual or otherwise), and businesses specifically excluded in this Article), including, without in any way limiting the generality of the foregoing, the following Acquired Business Assets:

                 (a) All real property, including without limitation the real property described on Schedule 1.1(a), along with all easements, rights-of-way, and other appurtenant rights and privileges relating thereto and all buildings, fixtures, and other improvements located thereon and therein (the "Real Property");

                 (b) All rights and claims under leases and subleases of real property and improvements, including without limitation the leases and subleases listed on Schedule 1.1(b), along with all easements, rights-of-way, and other appurtenant rights and privileges relating thereto (the "Real Property Leases");

                 (c) All leasehold improvements and fixtures not described in Section Section 1.1(a) and 1.1(b), all machinery, equipment, tooling, parts, furniture, magazine racks, supplies, and other tangible personal property (the "Personal Property"), including without limitation the Personal Property described on Schedule 1.1(c);

                 (d) All raw materials, supplies, component parts, work-in-process, finished goods inventory, and other inventory (the "Inventory"), including without limitation the Inventory listed on
         Schedule 1.1(d);

                 (e) All automobiles and other vehicles (the "Vehicles"), including without limitation the Vehicles described on Schedule 1.1(e);

                 (f) All franchises, licenses, permits, consents, authorizations, approvals, orders, registrations, variances, certificates, and similar rights obtained from any regulatory, administrative, or other government agency or body (to the extent the same are transferable) (the "Permits"), including without limitation the Permits listed on Schedule 1.1(f);

                 (g) All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know- how, computer software, trademarks, names, service marks, trade names, copyrights, marks, symbols, logos, franchises, and permits, and all applications therefor, registrations thereof, and licenses, sublicenses, or agreements with respect thereto, which Northern owns or has the right to use or to which Northern is a party, and all filings, registrations, or issuances of any of the foregoing with or by any federal, state, or local regulatory, administrative, or governmental office (collectively, the "Proprietary Rights"), including without limitation the Proprietary Rights described on Schedule 1.1(g);

                 (h) All claims and rights under leases of equipment, vehicles, or other tangible personal property (the "Personal Property Leases"), including without limitation the Personal Property Leases listed on Schedule 1.1(h);

                 (i) All claims and rights under contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, insurance policies, purchase and sales orders, quotations and executory commitments, mortgages and other security interests, instruments, guaranties, indemnifications, arrangements, and understandings of Northern, whether oral or written, to which Northern is a party (whether or not legally bound thereby) (the "Contracts"), including without limitation the Contracts listed on Schedule 1.1(i);

                 (j) All accounts, notes, and other receivables, and all prepaid expenses, including without limitation the items listed on
         Schedule 1.1(j);

                 (k) All causes of action, judgments, claims, demands, and rights of set off and recoupment against others of whatever kind or description;

                 (l) All books of account, customer and supplier lists, order and regulatory records, advertising and promotional materials, marketing studies, operating manuals, and all other files, papers, and records (the "Business Records");

                 (m) All telephone numbers for Northern's offices and facilities, including without limitation the telephone numbers listed on Schedule 1.1(m); and

                 (n) All rights in and with respect to the assets or other features of any kind or nature associated with Northern's Employee Plans and Benefit Arrangements (both defined in Section 5.17), listed on Schedule 1.1(n).

                 Notwithstanding anything in this Section 1.1 to the contrary, the following items shall be excluded from the definition of Acquired Assets:
(i) Northern's corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, minute books, stock transfer books, and other documents relating to the organization and existence of Northern as a corporation; (ii) all of the rights of Northern under this Agreement; (iii) all of Northern's investments, cash, and cash equivalents including, without limitation, all bank accounts of Northern; (iv) the Petoskey Warehouse, as described in Section 7.1(g); and (v) all assets and business operations of Northern which do not comprise any part of, and otherwise are not used in or related to, Northern's Wholesale Periodical Business.

         Section 1.2 CONTROL GROUP. In addition to the Exchange and other transactions contemplated by this Agreement, Unimag shall complete similar exchange and related transactions with the other transferors identified in
Schedule 1.2. Immediately after completion of the Exchange and such portion of the other exchanges with such other parties as Unimag is able to complete, Northern and such other transferors shall constitute a group which is in control of Unimag, as defined in Section 368(c) of the Code.

         Section 1.3 NON-ASSIGNMENT OF CERTAIN ACQUIRED BUSINESS ASSETS. Northern represents and warrants to Unimag that Schedule 1.3 lists and describes all Acquired Business Assets which are non-assignable or the assignment of which pursuant to this Agreement requires the consent of a third party. Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any of the Acquired Business Assets shall require the consent of a third party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to the provisions of this Agreement shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or affect adversely the rights of Northern thereunder. Northern shall use its best efforts to obtain the consent of such third parties to an assignment to Unimag. If such consent is not obtained, Northern shall cooperate with Unimag in any reasonable arrangement designed to provide for Unimag the benefits of such Acquired Business Asset, including without limitation enforcement, for the account and benefit of Unimag, of any and all rights of Northern against any other person with respect to such Acquired Business Asset.

                                   ARTICLE 2

                           OBLIGATIONS TO BE ASSUMED

         Section 2.1 OBLIGATIONS TO BE ASSUMED. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Escrow Closing Date Unimag shall assume the remaining unpaid purchase money obligation of Northern and Foster with respect to Northern's and Foster's purchase of the MacGregor stock (together with the obligation for accrued but unpaid interest thereon) and all obligations and liabilities of Northern of any kind whatsoever incurred by Northern in connection with or otherwise related to the Wholesale Periodical Business, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (other than those obligations and liabilities specifically excluded in this Article), to the extent the same have not been discharged or satisfied prior to the Escrow Closing Date, including without limitation the following (collectively, the "Assumed Liabilities"):

                 (a) All obligations and liabilities of Northern under the Real Property Leases, Permits, Personal Property Leases, Contracts, and other arrangements referred to in paragraphs (a) through (n) of
         Section 1.1;

                 (b) All liabilities of Northern arising out of its conduct of the Wholesale Periodical Business for unpaid federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, occupation, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest or penalty, whether disputed or not (collectively, the "Taxes"), excluding, however, any liability of Northern for Taxes arising in connection with the Exchange and the other transactions contemplated by this Agreement;

                 (c) All liabilities, responsibilities, and obligations of Northern under, or in any way related to, any of Northern's Employee Plans and Benefit Arrangements; and

                 (d) Any other obligation or liability not otherwise included above but disclosed in the Schedules to be attached to this Agreement as provided in Article 5.

                 Notwithstanding anything in this Section 2.1 to the contrary, the following items shall be excluded from the definition of Assumed
Liabilities:  (i) any liability or obligation of Northern under this Agreement;
(ii) any liability or obligation not incurred by Northern in connection with or otherwise related to the Wholesale Periodical Business or Northern's and Foster's purchase of the MacGregor stock; (iii) any liability of the shareholders of Northern for Taxes of any nature attributable to their respective shares of S corporation taxable income of Northern (including, without limitation, their respective shares of gain, if any, arising in connection with the Exchange and the other transactions contemplated by this Agreement); (iv) any liability or obligation identified on Schedule 2.1; and
(v) any liability or obligation with
respect to Northern's Wholesale Periodical Business which would constitute a breach of the representations and warranties of Northern under Section 5.6.

         Section 2.2 NON-ASSIGNMENT OF CERTAIN ASSUMED LIABILITIES. With respect to any Assumed Liability which exists pursuant to an Acquired Business Asset which is non-assignable (as described in Section 1.1) and is to be transferred or assigned subject to obtaining the consent or approval of the appropriate third party (because such consent or approval is not obtained prior to the Escrow Closing, Unimag shall indemnify, hold harmless, and defend Northern against such Assumed Liability and any obligations, liabilities, costs, and expenses relating to such Assumed Liability.

                          With respect to any Assumed Liability which is, as of
the Escrow Closing Date or at any time thereafter, in litigation and which is not assumed by Unimag pursuant to the provisions of the preceding paragraph (a "Litigated Third Party Claim"), Northern shall promptly notify Unimag thereof in writing. Unimag shall assume the defense of any Litigated Third Party Claim with legal counsel of its choice as of the Escrow Closing Date, or at any time within 20 days after Northern has given notice of the Litigated Third Party Claim, if after the Escrow Closing Date. Northern may retain separate legal counsel at its sole cost and expense and participate in the defense of the Litigated Third Party Claim. Northern: (a) will not consent to the entry of any judgement or enter into any settlement with respect to any Litigated Third Party Claim without the prior written consent of Unimag; (b) will cooperate with Unimag in the defense of any Litigated Third Party Claim; and (c) will conduct the defense of any Litigated Third Party Claim, including the settlement or other disposition thereof, in all respects as directed by Unimag.


                                   ARTICLE 3

               CLOSING; EXCHANGE CONSIDERATION; AND OTHER MATTERS

         Section 3.1 ESCROW CLOSING; CLOSING. The escrow closing of the Exchange, including the contribution of the Acquired Assets, assumption of the Assumed Liabilities, and the other transactions contemplated by this Agreement (the "Escrow Closing") shall be held at the offices of Baker & Hostetler, 65 East State Street, Columbus, Ohio 43215, commencing at 10:00 a.m. Columbus, Ohio time on such date (the "Escrow Closing Date") as may be reasonably designated by Unimag; provided that the Escrow Closing shall be held not later than September 28, 1996. As provided in Section 7.5, after the Escrow Closing the only conditions to the release of this Agreement and the other documents executed in connection with the transactions contemplated by this Agreement (the "Additional Documents") from the Document Escrow Agreement (defined in
Section 7.4) shall be the approval of the Exchange by the board of directors and the shareholders of Unimag and the escrow closing of certain other acquisitions. Within ten days after such shareholder approval (the "Closing Date"), the Parties shall cause the Agreement and the Additional Documents to be delivered to the appropriate Party in accordance with the terms and conditions of the Document Escrow Agreement and the Parties shall close the Exchange (the "Closing"). In no event shall the Closing be held later than December 31, 1996.

         Section 3.2      EXCHANGE CONSIDERATION.

                          (a) Valuation. Upon the terms and subject to the conditions set forth in this Agreement, in exchange for the contribution of the Acquired Assets and in full consideration therefor, at the Closing Unimag shall assume the Assumed Liabilities as provided in Article 2 and shall, subject to the provisions of
         Section 3.3 and subject to the adjustments provided for in Section
         Section 3.2(b) and 4.3, issue to Northern (i) 1,746,515 Unimag Shares, and (ii) $ 2,517,037 principal amount of Unimag debentures (the "Unimag Debentures"). The Unimag Debentures shall be issued pursuant to the terms of the Debenture Agreement attached hereto as Exhibit A (the "Debenture Agreement"). An aggregate of $ 1,423,384 principal amount of the Unimag Debentures shall be Senior Debentures (as defined in the Debenture Agreement), and the balance of the Unimag Debentures shall be Subordinated Debentures (as defined in the Debenture Agreement).

                          (b) Valuation Adjustment. The amount of Unimag Shares and the principal amount of Unimag Debentures to be received by Northern in exchange for Northern's contribution of the Acquired Assets is based upon a total valuation of such contributions of $ 5,136,810, with 51% of this value being exchanged for Unimag Shares at an agreed upon price of $1.50 per Unimag Share, and 49% of this value being exchanged for Unimag Debentures. Such value was determined by adding the sum of:

                                  (i)      An amount equal to 60% of the net
                 combined annual sales of Northern's Wholesale Periodical Business and of MacGregor for the 12-month period ended December 31, 1995, which amount is currently estimated to be $ 5,125,501 ("1995 Combined Sales"); plus or minus

                                  (ii)     An amount equal to the tangible net
                 worth (the "Tangible Net Worth") based upon the book value of 100% of the MacGregor Stock and upon the book value of the Acquired Business Assets comprising Northern's Wholesale Periodical Business as of June 30, 1996, net of the Assumed Liabilities (which Tangible Net Worth is currently estimated to be $11,309).

                 Within 30 days after the Escrow Closing Date, Northern shall cause to be prepared and delivered to Unimag (A) the balance sheet of Northern for the Wholesale Periodical Business as of June 30, 1996 (the "June 30th Balance Sheet"), (B) the 1995 Wholesale Periodical Business Financial Statements (defined in Section 6.2(i)), and (C) copies of MacGregor's sales and returns reports (and all supporting documentation relating to such reports) for the 52-week period ended on December 31, 1995 (the "1995 Macgregor Sales Reports"), and the sales and returns reports for each of the three weeks before the beginning of and after the end of such 52-week period. The June 30th Balance Sheet shall: (1) be prepared from and in accordance with the books and records of Northern; (2) be prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 3.2, but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 3.2; and (3) fairly present in all material respects the financial condition of Northern's Wholesale

Periodical Business as of such date in accordance with such practices. Northern shall also deliver to Unimag copies of the work papers used in connection with the preparation of the June 30th Balance Sheet, the 1995 Wholesale Periodical Business Financial Statements, and the 1995 MacGregor Sales Reports. The 1995 MacGregor Sales Reports shall fairly present in all material respects MacGregor's 1995 sales.

                 As soon as practical after delivery to Unimag of the June 30th Balance Sheet, the 1995 Wholesale Periodical Business Financial Statements, and the 1995 MacGregor Sales Report, and the related workpapers, Unimag shall cause Arthur Andersen LLP to conduct an audit of the June 30th Balance Sheet to determine the actual Tangible Net Worth as of such date, and, if necessary, to conduct a review of the 1995 Wholesale Periodical Business Financial Statements, and the 1995 MacGregor Sales Reports to confirm the accuracy of the recorded amounts of 1995 Combined Sales. In connection with its review of the 1995 MacGregor Sales Reports, Arthur Andersen LLP also shall review the sales and returns reports for each of the three weeks before and after the 52-week period to confirm that there has been an appropriate cut-off of sales, returns, and related matters (in accordance with generally accepted accounting principles) at the beginning and end of said 52-week period. The determination of the Tangible Net Worth shall be made consistent with the generally accepted accounting principles (and exceptions therefrom) set forth in Schedule 3.2. Arthur Andersen LLP shall promptly thereafter deliver to Unimag and Northern a report as to its determination of the actual value of Northern's contribution of the Acquired Assets in accordance with the provisions of subparagraphs (i) and (ii) of Section 3.2(b) (the "Actual Value"). Within thirty (30) days after the delivery of this report to it, Northern shall deliver to Unimag a written statement describing its objections (if any) to Arthur Andersen LLP's determination of the Tangible Net Worth, the 1995 Combined Sales, and the Actual Value. Unimag and Northern shall use reasonable efforts to resolve any disputes regarding these determinations, and if they are unable to resolve any such disputes within thirty (30) days after Northern has submitted its objections to Unimag, then KPGM Peat Marwick, an independent accounting firm, shall resolve any such disputes. The Parties shall use reasonable efforts to cause KPGM Peat Marwick to decide all disputed items as soon as practicable (but in any event within thirty (30) days). All fees and expenses of Arthur Andersen LLP shall be borne by Unimag, but the fees and expenses of KPGM Peat Marwick shall be borne equally between Unimag, on the one hand, and Northern, on the other.

                 If the Actual Value, as so determined, is more than $ 5,136,810, then Unimag shall issue additional Unimag Shares, valued at $1.50 per share, equal to 51% of, and additional Unimag Subordinated Debentures in a principal amount equal to 49% of, the amount by which the Actual Value, as so determined, exceeds $ 5,136,810. If the Actual Value, as so determined, is less than $ 5,136,810, then the parties shall reduce the number of Unimag Shares, valued at $1.50 per share, issued to Northern by an amount equal to 51% of, and the Unimag Subordinated Debentures issued to Northern by an amount equal to 49% of, the amount by which the Actual Value, as so determined, is less than $ 5,136,810. Notwithstanding the foregoing, if any reduction in the amount of Unimag Shares to be issued would in any way prevent the Exchange, along with other exchanges between other companies and Unimag occurring both before and after the closing of the transactions contemplated by this Agreement, from being treated as a tax-free exchange under Section 351 of the Code, then the relative percentage of Unimag Shares and Unimag Subordinated Debentures to be so returned shall be adjusted in order to maintain the tax-free exchange nature of these transactions. In the event that Northern fails to return such Unimag Shares and Unimag Subordinated Debentures within 30 days after a determination that the Actual Value is less than $ 5,136,810, then, in addition to any other rights or remedies Unimag may have under this Agreement or otherwise, Unimag shall have the right to setoff the value of such Unimag Shares and Unimag Subordinated Debentures against any amount owed to Northern by Unimag, whether pursuant to this Agreement or the Unimag Debentures.

         Section 3.3 TRANSFER DOCUMENTS AND ISSUANCE OF UNIMAG SHARES AND DEBENTURES.

                          (a) Contributions by Northern. At the Closing, Northern shall transfer, convey, and contribute (and shall cause to be transferred, conveyed, and contributed) to the capital of Unimag the Acquired Assets, free and clear of all claims and encumbrances except for the Assumed Liabilities, by delivering to Unimag the following duly executed transfer instruments and documents (collectively the "Transfer Documents"):

                                  (i)      General warranty deeds for the Real
                          Property, conveying to Unimag merchantable, fee simple title.

                                  (ii)     All certificates evidencing the
                          MacGregor Stock owned by Northern and Foster, endorsed for transfer to Unimag.

                                  (iii) Assignments of (including all rights and claims related to) the Real Property Leases, the Personal Property Leases, the Contracts, and all other items of the type described in paragraphs (k) and (n) of Section 1.1.

                                  (iv)     All certificates of title to the
                          Vehicles, endorsed for transfer to Unimag.

                                  (v) Bills of sale, assignments, and such other instruments of transfer as may be required in order to convey to Unimag ownership of the Personal Property, the Inventory, the Permits, the Proprietary Rights, all assets of the type described in paragraph
                          (j) of Section 1.1, the Business Records, and all items of the type described in paragraph (m) of
                          Section 1.1.

                                  (vi)     Any and all other instruments of
                          transfer reasonably requested by Unimag in order to complete the conveyances to Unimag of all of the Acquired Assets in accordance with the terms and conditions of this Agreement.

                          (b) Issuance of Unimag Shares. At the Closing, upon delivery of all of the Transfer Documents by Northern, Unimag shall issue to Northern that number of Unimag Shares which Northern is entitled to receive as described in Section 3.2(a). Unimag shall not be obligated to issue any fractional Unimag Shares as a result of the Exchange. To the extent that Northern otherwise would become entitled to a fractional Unimag share as a result of the Exchange, Northern shall be entitled to receive a cash payment for such fractional interest in an amount equal to such fractional interest multiplied by $1.50. Such payment is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

                          (c) Issuance of Unimag Debentures. At the Closing, upon delivery of all of the Transfer Documents by Northern, Unimag shall issue to Northern the Unimag Debentures which Northern is entitled to receive as described in Section 3.2(a).

                          (d) Unimag Shares to be Restricted Securities. The Unimag Shares to be received by Northern in the Exchange shall be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Northern understands and agrees that such shares may not be sold, pledged, hypothecated or otherwise transferred unless such shares are registered under the Act or pursuant to an opinion of counsel, which opinion and counsel are reasonably acceptable to Unimag and its counsel, that an exemption from such registration is available. Northern agrees that the following legend may be placed on the certificates for the Unimag Shares to be received by it and that appropriate stop-transfer instructions may be given to Unimag's transfer agent and registrar:

                                  THE SHARES REPRESENTED BY THIS CERTIFICATE
                          HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, UNLESS THEY ARE AT THE TIME SO REGISTERED, OR THE SALE OR TRANSFER THEREOF IS NOT REQUIRED TO BE SO REGISTERED, OR IS MADE PURSUANT TO THE APPLICABLE EXEMPTION FROM REGISTRATION PROVIDED IN THE SECURITIES ACT OF 1933, AS AMENDED, OR IN
                          THE RULES OR REGULATIONS THEREUNDER.

         Section 3.4 EMPLOYEES. As of the Closing Date, upon delivery of all of the Transfer Documents by Northern, Unimag shall hire as its employees all of the persons who are on such date employees of Northern and who are willing to accept employment with Unimag. All of such persons will be hired initially at the compensation, and on and subject to all of the terms and conditions, which existed as part of their employment with Northern immediately prior to their employment with Unimag, including any terms and conditions which exist under or relate to Northern's Employee Plans and Benefit Arrangements.

         Section 3.5 NAME. Northern will change its name, effective as of the Closing Date, to a name which does not include the words "news" or "periodical" or "distributors" or any similar words. Northern will cause appropriate filings to be made with the Michigan Secretary of State and any other jurisdiction in which Northern is qualified to do business.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                   OF UNIMAG

         In order to induce Northern to enter into this Agreement, Unimag hereby represents and warrants to Northern that the statements set forth in this Article 4 are true, correct, and complete:

         Section 4.1 ORGANIZATION AND STANDING. Unimag is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with full power and authority (corporate and otherwise), to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted. Unimag is duly qualified to do business and is in good standing in each state where the nature of the business or other activities conducted by Unimag or the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, or condition (financial or otherwise) of Unimag. Unimag is not in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 4.2 CORPORATE POWER AND AUTHORITY. Unimag has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Unimag (except for final approval by the board of directors and the shareholders of Unimag to be obtained after the date of this Agreement). This Agreement has been duly executed and delivered by Unimag and constitutes a legal, valid, and binding obligation of Unimag, enforceable against Unimag in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and (b) general principles of equity.

         Section 4.3 CAPITALIZATION OF UNIMAG. As of the date of this Agreement, Unimag's authorized capital stock consists solely of 53,250,000 Unimag Shares of which (a) 26,760,334 shares are issued and outstanding and (b) 16,074,718 shares are issued and held as treasury shares. Each outstanding Unimag Share is, and all Unimag Shares to be issued in connection with the Exchange will be, duly authorized, validly issued, fully paid, and nonassessable. Northern acknowledges that prior to the Closing, Unimag may (i) authorize additional capital stock, including additional Unimag Shares, or (ii) reduce the number of outstanding Unimag Shares by means of a reverse stock split, or any other method which would result in a reduction in the number of outstanding Unimag Shares. Unimag will deliver written notice to Northern if it authorizes any such action. (Except as otherwise described in this Agreement, and except as disclosed on Schedule 4.3, Unimag has not entered into any agreement which would require it to reduce or increase the number of Unimag Shares outstanding.) In the event that Unimag authorizes a reverse stock split or other reduction in the number of outstanding Unimag Shares, then the $1.50 agreed upon price of a Unimag Share for purposes of determining the number of Unimag Shares to be issued to Northern pursuant to Section 3.2 shall be proportionately adjusted with the objective that Northern shall have the right to receive the same proportionate ownership interest in Unimag as before the reduction in the number of outstanding Unimag Shares.

         Section 4.4 CONFLICTS; CONSENTS; AND APPROVALS. Neither the execution and delivery of this Agreement by Unimag nor compliance by Unimag with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement shall:

                          (a) Violate, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) under, entitle any third party (with the giving of notice, the passage of time, or otherwise) to terminate, accelerate, or declare a default under, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of Unimag under any of the terms or conditions of the articles of incorporation or code of regulations of Unimag, or under any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease, or other instrument or obligation to which Unimag is a party and which is material to Unimag and its subsidiaries, taken as a whole;

                          (b) Violate any order, writ, injunction, decree, statute, rule, or regulation, applicable to Unimag or its respective properties or assets; or

                          (c) Require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than (i) actions required, if any, by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement, and (iii) approval by the shareholders of Unimag.

         Section 4.5      LITIGATION.  Except as disclosed in Schedule 4.5:
(a) there is no (and over the last three years there have been no) suits, claims, actions, proceedings, or investigations (collectively, "Actions") pending or, to the best knowledge of Unimag, threatened against Unimag or any of its subsidiaries in which the amount in dispute exceeds (or exceeded) $25,000, or which has or could result in liability or loss for Unimag or any of its subsidiaries of more than $25,000, or which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Unimag and its subsidiaries, taken as a whole, or a material adverse effect on the ability of Unimag to consummate the Exchange and other transactions contemplated by this Agreement; and (b) to the best knowledge of Unimag, there exist no disputes, conflicts or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. Neither Unimag nor any subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree which, individually or in the aggregate, has a reasonable probability of having a material adverse effect on the business operations, assets, properties, condition (financial or otherwise), or prospects of Unimag, or a material adverse effect on the ability of Unimag to consummate the Exchange or other transactions contemplated by this Agreement.

         Section 4.6 BROKERAGE AND FINDER'S FEES. Neither Unimag nor any of its shareholders, directors, officers, or employees has incurred any brokerage, finder's, or similar fee in connection with the Exchange and other transactions contemplated by this Agreement.

         Section 4.7 UNIMAG 10-K AND 10-Q. Unimag has previously made available to Northern true, correct, and complete copies of Unimag's most recent 10-KSB for the fiscal year ending September 30, 1995 (the "10-K"), and Unimag's most recent 10- QSB for the fiscal quarter ending June 30, 1996 ("10-Q"), both of which have been filed with the Securities and Exchange Commission ("SEC"). The financial statements of Unimag included in the 10-K and 10-Q have been prepared from and in accordance with the books and records of Unimag and in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the 10-Q, as permitted by the SEC under the Securities and Exchange Act of 1934, as amended) and fairly present (subject, in the case of the 10-Q, to normal and recurring audit adjustments) the consolidated financial position of Unimag and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 4.8 TAXES. Unimag has duly paid, or caused to be paid, all taxes, assessments, fees, and other governmental charges (hereinafter, "taxes") payable by Unimag or its subsidiaries. Unimag has duly filed, or caused to be filed, all federal, state, local and foreign tax returns and tax reports required to be filed by it or its subsidiaries and all such returns and reports are true, correct, and complete. There is no pending or, to the best knowledge of Unimag, threatened federal, state, local or foreign tax audit or assessment relating to it or its subsidiaries and there is no agreement with any federal, state, local, or foreign tax authority that may affect the subsequent tax liabilities of Unimag and its subsidiaries.

         Section 4.9 UNDISCLOSED LIABILITIES. Unimag has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                          (a) Those set forth or reflected in the 10-Q or the financial statements therein set forth, which have not been paid or discharged since the date thereof;

                          (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since June 30, 1996, in transactions in the ordinary course of business consistent with past practices which are properly reflected on its books and which are not inconsistent with the other representations, warranties and agreements of Unimag set forth in this Agreement; and

                          (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in its financial statements.

         Section 4.10 COMPLIANCE WITH LAW. To the best knowledge of Unimag, Unimag has complied and is in compliance in all material respects with all laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its businesses or properties.

         Section 4.11 NO MATERIAL ADVERSE CHANGE. Since the filing of the 10-Q with the SEC, there has been no material adverse change in the properties, assets, liabilities, business, results of operations, or condition (financial or otherwise) of Unimag. Unimag is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

         Section 4.12 SECTION 351 EXCHANGE. It is the intention of Unimag to treat the acquisition of the Acquired Assets pursuant to this Agreement along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Unimag shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to Unimag which will and may result from the transactions contemplated by this Agreement.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                                    NORTHERN

         In order to induce Unimag to enter into this Agreement, Northern hereby represents and warrants to Unimag that the statements contained in this
Article 5 are true, correct, and complete:

         Section 5.1 ORGANIZATION AND STANDING. Northern and MacGregor each is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan with full power and authority (corporate and otherwise) to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each corporation is duly qualified to do business and is in good standing in each state listed in Schedule 5.1, is not qualified to do business in any other state and, except as set forth in Schedule 5.1, neither the nature of the business or other activities conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business as a foreign corporation in any other state, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of such corporation. Neither corporation has received any written notice or assertion within the last three years from any governmental official in any state to the effect that it is required to be qualified or authorized to do business in a state in which it is not so qualified or has not obtained such authorization. Neither corporation is in default or in violation of the performance, observation or fulfillment of any material provision of its articles of incorporation or code of regulations.

         Section 5.2 CAPITALIZATION AND SECURITY HOLDERS; SUBSIDIARIES. The authorized capital stock of Northern consists solely of 1,000 shares of common stock, no par value, (a) 500 of which are issued and outstanding, and
(b) none of which are held as treasury shares (the "Northern Shares").   The
authorized capital stock of MacGregor consists solely of 50,000 shares of common stock, with a par value $1.00 per share, 10,000 of which are issued and outstanding, and none of which are held as treasury shares (the "MacGregor Shares"). Schedule 5.2 contains a correct and complete list of the names and addresses of all of the shareholders of Northern and MacGregor and indicates all Northern Shares and MacGregor Shares owned beneficially and of record by each such shareholder. Each outstanding Northern Share and MacGregor Share has been duly authorized and validly issued and is fully paid and nonassessable, and no Northern Share or MacGregor Share has been issued in violation of preemptive or similar rights. Except as set forth and briefly described in
Schedule 5.2, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale, or transfer by Northern or any shareholder of Northern or by MacGregor or any shareholder of MacGregor of any securities of Northern or MacGregor, nor are there outstanding any securities which are convertible into or exchangeable for shares of capital stock of Northern or MacGregor, and neither Northern nor MacGregor has any obligations of any kind to issue any additional securities. The issuance and sale of all securities of Northern and MacGregor have been in full compliance with all applicable federal and state securities laws. Neither Northern (except for its MacGregor Stock) nor MacGregor owns, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or any other entity or enterprise. Neither Northern nor MacGregor is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity.

         Section 5.3 CORPORATE POWER AND AUTHORITY. Northern has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the Exchange and other transactions contemplated by this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Northern. This Agreement has been duly executed and delivered by Northern and constitutes the legal, valid, and binding obligation of Northern , enforceable against Northern in accordance with its terms, except as such enforceability may be limited by
(a) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general, and
(b) general principles of equity.

         Section 5.4 CONSENTS AND APPROVALS. Except for the consents described in Schedule 5.4, all of which shall be obtained prior to the Escrow Closing (unless otherwise agreed by Unimag in writing), neither the execution and delivery of this Agreement by Northern nor the consummation of the Exchange and other transactions contemplated by this Agreement requires or will require any action, consent, or approval of, review by, or registration with any third party, court, governmental body, or other agency, instrumentality, or authority, other than actions, required by the HSR Act, and (ii) actions to be taken in respect of federal and state securities laws as contemplated by this Agreement.

         Section 5.5      UNAUDITED FINANCIAL STATEMENTS.

                          (a) 1995 Statements. Northern has furnished to Unimag the "Unaudited Statements" consisting of (i) the unaudited balance sheet of Northern (with respect to its Wholesale Periodical Business) as of December 31, 1995, and the related statement of income for the fiscal year then ended, and (ii) the unaudited balance sheet of MacGregor for the 10-month period as of October 31, 1995, and the related statement of income of MacGregor for the 10- month period then ended, including, in each case, the related notes, if any.

                          (b) Wholesale Periodical Business Statements. In the case of the Wholesale Periodical Business, the Unaudited Statements have been prepared by management from and in accordance with the books and records of Northern, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein), and fairly present in all material respects the financial condition of the Wholesale Periodical Business as of the date stated and the results of the Wholesale Periodical Business for the period then ended in accordance with such practices.

                          (c) MacGregor Statements. In the case of MacGregor, the Unaudited Statements have been prepared by management from and in accordance with the books and records of MacGregor in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present in all material respects the financial condition of MacGregor as of the date stated and the results of MacGregor for the period then ended in accordance with such practices.

         Section 5.6      UNDISCLOSED LIABILITIES.  Except as disclosed in
Schedule 5.6, neither Northern, with respect to Northern's Wholesale Periodical Business, nor MacGregor has any liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise and whether due or to become due) except:

                          (a) Those set forth or reflected in the Unaudited Statements which have not been paid or discharged since the date thereof;

                          (b) Current liabilities (determined in accordance with generally accepted accounting principles) incurred since December 31, 1995, in transactions in the ordinary course of business consistent with past practices which are properly reflected on their books and which are not inconsistent with the other representations, warranties, and agreements of Northern set forth in this Agreement; and

                          (c) Liabilities which, consistent with generally accepted accounting principles, are not required to be reflected in the Unaudited Statements.

         Section 5.7 ABSENCE OF CERTAIN CHANGES. Except as expressly provided for or permitted under Section 6.2(a) of this Agreement, or as set forth in Schedule 5.7, since December 31, 1995, there has not been:

                          (a) Any material adverse change in the business, operations, assets, properties, customer base, prospects, rights, or condition (financial or otherwise) of Northern's Wholesale Periodical Business or of MacGregor or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                          (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any shareholder of Northern or MacGregor, or any direct or indirect redemption, purchase, or other acquisition by Northern or MacGregor of any of its capital stock, or any options, warrants, rights, or agreements to purchase or acquire such stock;

                          (c) Any increase in amounts payable by Northern or MacGregor to or for the benefit of, or committed to be paid by Northern or MacGregor to or for the benefit of, any shareholder, director, officer, or other consultant, agent, or employee of Northern or MacGregor whose total annual compensation exceeds $50,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with, or for the benefit of any such person;

                          (d) Any transaction entered into or carried out by Northern (with respect to its Wholesale Periodical Business) or MacGregor other than in the ordinary and usual course of business consistent with past practices;

                          (e) Any borrowing or agreement to borrow funds by Northern (with respect to its Wholesale Periodical Business) or MacGregor, any incurring by Northern (with respect to its Wholesale Periodical Business) or MacGregor of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person or entity by Northern (with respect to its Wholesale Periodical Business) or MacGregor;

                          (f) Any material change by Northern (with respect to its Wholesale Periodical Business) or MacGregor in its method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

                          (g)     Any mortgage, pledge, lien, security
         interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Northern (with respect to its Wholesale Periodical Business) or MacGregor;

                          (h) Any sale, lease, or other disposition of, or any agreement to sell, lease, or otherwise dispose of any of the properties or assets of Northern (with respect to its Wholesale Periodical Business) or MacGregor, other than sales of inventory in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, shareholders, or other affiliates of such corporation;

                          (i) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $50,000 for any one purchase or $100,000 for all such purchases made by Northern (with respect to its Wholesale Periodical Business) or MacGregor or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Northern (with respect to its Wholesale Periodical Business) or MacGregor exceeding an aggregate of $100,000;

                          (j) Any loan or advance made by Northern (with respect to its Wholesale Periodical Business) or MacGregor to any person other than loans made to customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate, to any customer;

                          (k) Any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Northern (with respect to its Wholesale Periodical Business) or MacGregor is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

                          (l) Any labor dispute or disturbance adversely affecting the business operations or condition (financial or otherwise) of Northern (with respect to its Wholesale Periodical Business) or MacGregor, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, or actual or threatened employee strike, work stoppage, or slow down.

         Section 5.8      TAXES.

                          (a)     Except as set forth and briefly described in
         Schedule 5.8, Northern (with respect to its Wholesale Periodical Business) and MacGregor each has duly paid all taxes payable by it. Northern (with respect to its Wholesale Periodical Business) and MacGregor each has duly filed all federal, state, local, and foreign tax returns and tax reports required to be filed by it and all such returns and reports are true, correct, and complete. Except as disclosed and briefly described in Schedule 5.8, since December 31, 1991, none of such returns and reports have been amended, and except as set forth and briefly described in Schedule 5.8, all taxes, arising under or reflected on such returns and reports have been fully paid or were fully accrued as liabilities in the Unaudited Statements and shall be paid before the Escrow Closing. During the last five (5) years, no claim has been made by authorities in any jurisdiction where Northern (with respect to its Wholesale Periodical Business) or MacGregor did not file tax returns that it is or may be subject to taxation therein.

                          (b) Northern (with respect to its Wholesale Periodical Business) and MacGregor each has delivered to Unimag copies of all federal, state, local, and foreign income tax returns filed with respect to it for taxable periods ended on or after December 31, 1991. Schedule 5.8 sets forth the dates and results of any and all audits conducted by taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as set forth and briefly described in
         Schedule 5.8, all deficiencies proposed as a result of any audits have been paid or settled or have been fully accrued as liabilities in the Unaudited Statements and shall be paid before the Closing. Except as set forth and briefly described in Schedule 5.8, there is no pending or, to the best knowledge of Northern, threatened federal, state, local, or foreign tax audit or assessment relating to Northern (with respect to its Wholesale Periodical Business) or MacGregor, and there is no agreement with any federal, state, local, or foreign taxing authority that may affect the subsequent tax liabilities of Northern (with respect to its Wholesale Periodical Business) or MacGregor.

                          (c)     Except as set forth and briefly described in
         Schedule 5.8, all Taxes attributable to the existence or operation of Northern (with respect to its Wholesale Periodical Business) and MacGregor as at or through December 31, 1995 are, to the extent not already paid, accurately reflected in the Unaudited Statements.

                          (d)     Except as set forth and briefly described in
         Schedule 5.8, there exists no tax-sharing agreement or arrangement pursuant to which Northern (with respect to its Wholesale Periodical Business) or MacGregor is obligated to pay the tax liability of any other person or entity or to indemnify any other person or entity with respect to any tax.

                          (e) Schedule 5.8 includes a list of all states, territories and jurisdictions to which any Tax is properly payable by Northern (with respect to its Wholesale Periodical Business) or MacGregor.

                          (f) Northern became an "S corporation," within the meaning of Section 1361(a)(1) of the Code of (an "S corporation"), for federal income tax purposes effective January 1, 1983, pursuant to a valid election made by Northern, with the consent of all of its shareholders, effective as of such date, and Northern is and from such date always has been an S corporation.

         Section 5.9 COMPLIANCE WITH LAW. Except as disclosed and briefly described in Schedule 5.9, to the best knowledge of Northern, Northern (with respect to its Wholesale Periodical Business) and MacGregor each has complied and is in compliance in all material respects with all nonenvironmental (environmental matters being addressed in Section 5.14) laws, statutes, ordinances, orders, rules and regulations promulgated, and all judgments, decisions, and orders entered, by any federal, state, local, or foreign court or governmental authority or instrumentality which are applicable or relate to it or to its business or properties including without limitation: (a) all zoning, fire, safety, and building laws, ordinances, regulations, and requirements; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) the Fair Labor Standards Act, as amended; (d) the Occupational Safety and Health Act of 1970, as amended; (e) the Americans with Disabilities Act of 1990; (f) all applicable federal, state and local laws, rules and regulations relating to employment; (g) all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; (h) federal and state antitrust and trade regulation laws applicable to competition generally or to agreements restricting, allocating, or otherwise affecting geographic or product markets; and (i) the Controlled Substances Act (collectively, the "Applicable Laws"). To the best knowledge of Northern, Northern (with respect to its Wholesale Periodical Business) and MacGregor has all franchises, licenses, permits, covenants, authorizations, approvals, and certifications necessary or appropriate for the operation of its business or the ownership of its properties. Schedule 5.9 includes a list of all material franchises, licenses, permits, consents, authorizations, approvals, and certificates owned or held by Northern (with respect to its Wholesale Periodical Business) and MacGregor (collectively, the "Permits"), each of which is currently valid and in full force and effect. To the best knowledge of Northern, neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor is in violation of any of the Permits, and there is no pending nor, to the best knowledge of Northern, any threatened proceeding which could result in the revocation, cancellation or inability to renew any Permit.
Except as disclosed and briefly described in Schedule 5.9, neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor has been charged with or given notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability).

         Section 5.10     PROPRIETARY RIGHTS.  Schedule 5.10 sets forth:

                          (a) All material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights, and franchises and all applications therefor, registrations thereof, and licenses, sublicenses, or agreements in respect thereof which Northern (with respect to its Wholesale Periodical Business) and MacGregor each owns, has the right to use, or to which each is a party; and

                          (b) All filings, registrations, or issuances of any of the foregoing with or by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices (all items in (a) and (b) of this Section 5.10, together with the customer lists described below, being sometimes hereinafter referred to collectively as the "Proprietary Rights").

                          Northern (with respect to its Wholesale Periodical
Business) and MacGregor each is, to the best knowledge of Northern, the sole and exclusive owner of all right, title, and interest in and to all of its respective Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances, and restrictions whatsoever, and there is not pending or, to the best knowledge of Northern, threatened any investigation, proceeding, inquiry, or other review by any federal, state, local, or foreign regulatory, administrative, or governmental office or offices with respect to Northern's or MacGregor's right, title, or interest in any Proprietary Right.

                          Other than those Proprietary Rights listed in
Schedule 5.10, no name, patent, invention, trade secret, customer list, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Northern (with respect to its Wholesale Periodical Business) or MacGregor in substantially the same manner as such business is presently conducted. To the best knowledge of Northern, such businesses have not been and are not being conducted in contravention of any trademark, copyright, or other proprietary right of any person or entity.

                          Except as set forth in Schedule 5.10, none of the
Proprietary Rights: (i) has been hypothecated, sold, assigned, or licensed by Northern or MacGregor, or to the best knowledge of Northern, any other person or entity; (ii) to the best knowledge of Northern, infringes upon or violates the rights of any person or entity; (iii) to the best knowledge of Northern is subject to challenge, claims of infringement, unfair competition, or other claims; or (iv) to the best knowledge of Northern, is being infringed upon or violated by any person or entity. Except as set forth in Schedule 5.10, neither Northern nor MacGregor has given any indemnification against patent, trademark, or copyright infringement as to any equipment, materials, products, services, or supplies which either of them uses, licenses, or sells. To the best knowledge of Northern, no product, process, method, or operation presently sold, engaged in, or employed by them infringes upon any rights owned by any other person or entity. There is not pending or, to the best knowledge of Northern, threatened any claim or litigation against Northern or MacGregor contesting the right of either of them to sell, engage in, or employ any such product, process, method, or operation.

                          Except as set forth in Schedule 5.10, Northern and
MacGregor each has exclusive rights to own and use the computer software used by it (the "Software"). Schedule 5.10 lists and briefly describes, all material licenses, agreements, documents, and other materials relating to the Software and to Northern's and MacGregor's rights therein. Except as set forth in Schedule 5.10, neither Northern nor MacGregor has licensed or otherwise authorized any other person to use or make use of all or any part of the Software, nor granted, assigned, or otherwise conveyed any right in or to the Software.

         Section 5.11 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed in Schedule 5.11, neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor is a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment or decree, or any similar restriction not of general application which materially and adversely affects, or reasonably could be expected to so affect (a) its business, operations, assets, properties, prospects, rights, or condition (financial or otherwise); (b) the continued operation by Unimag of such business after the Closing Date on substantially the same basis as such business is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

         Section 5.12 INSURANCE. Northern (with respect to its Wholesale Periodical Business) and MacGregor each has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with applicable law and as are adequate to protect its property and business in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with Northern or MacGregor, which insurers are, to the best knowledge of Northern, financially sound and reputable. Set forth in Schedule 5.12 is a true, correct, and complete list of all insurance policies and bonds in force in which Northern (with respect to its Wholesale Periodical Business) or MacGregor is named as an insured party, or for which it has paid any premiums, and such list correctly states the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date, and the premium amount of each such policy or bond. Except as disclosed in Schedule 5.12, all such policies or bonds are currently in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. Northern and MacGregor will continue all of such insurance in full force and effect through the Closing Date. All premiums due and payable on such policies have been paid. Except as disclosed in
Schedule 5.12, neither Northern or MacGregor is a co-insurer under any term of any insurance policy.

         Section 5.13 BANK ACCOUNTS, DEPOSITORIES; POWERS OF ATTORNEY. Set forth in Schedule 5.13 is a true, correct, and complete list of the names and locations of all banks or other depositories in which Northern (with respect to its Wholesale Periodical Business) and MacGregor have accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule 5.13, no person has a power of attorney from Northern (with respect to its Wholesale Periodical Business) or MacGregor.

         Section 5.14 TITLE TO AND CONDITION OF PROPERTIES. Except as set forth in Schedule 5.14, Northern (with respect to its Wholesale Periodical Business) and MacGregor each has good, valid, and indefeasible title to all of its assets and properties of every kind, nature, and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including without limitation all operating property and assets shown or reflected on the Unaudited Statements, except inventory sold in the ordinary course of business). Except as set forth in Schedule 5.14, to the best knowledge of Northern, all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes, or any other matters; (d) any lien or right to a lien for services, labor, or material furnished; (e) special tax or other assessments; (f) options to purchase, leases, tenancies, or land contracts; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of any Applicable Laws applicable to such properties. All such properties are usable for their current uses without violating any Applicable Laws, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Schedule 5.14, no financing statement under the Uniform Commercial Code or similar law naming Northern, MacGregor, or any of their predecessors is on file in any jurisdiction in which either owns property or does business, and neither is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Schedule 5.14 contains a complete and accurate list of the location of all real property which is owned, leased, or operated by Northern and MacGregor and describes the nature of their interests in that real property. With respect to any leased real property, except as set forth in Schedule 5.14, each has an insurable leasehold interest in that real property.

                 Except as set forth in Schedule 5.14, to the best knowledge of Northern, all real property and structures, all machinery and equipment, and all tangible personal property owned, leased or used by Northern (with respect to its Wholesale Periodical Business) or MacGregor and material to the operation of its business are reasonably suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws and are in good condition and repair, ordinary wear and tear excepted. Except as set forth in Schedule 5.14, to the best knowledge of Northern, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation, or the roof of any building, garage or other such structure so owned, leased, or used by Northern or MacGregor, and the electrical, plumbing, heating systems, and air conditioning systems, of any such structure are in good operating condition, ordinary wear and tear excepted. The utilities servicing the real properties owned, leased, or used by Northern and MacGregor are adequate to permit the continued operation of their respective businesses, and there are no pending or, to the best knowledge of Northern, threatened zoning, condemnation or eminent domain proceedings, building, utility, or other moratoria, or injunctions or court orders which would materially and adversely affect such continued operation. Schedule 5.14 lists, and Northern has furnished or made available to Unimag, copies of all engineering, geologic, and environmental reports prepared by or for Northern or MacGregor or with respect to the real property so owned, leased or used by them in their possession which Northern has been able to reasonably locate after conducting a good-faith review.

                 Except as set forth in Schedule 5.14, no real or personal property owned, leased, or used by Northern (with respect to its Wholesale Periodical Business) or MacGregor has been used to produce, process, store, handle, or transport any hazardous or toxic substance or waste (as those terms are defined or described in any of the applicable laws relating to the protection, preservation, conservation, restoration, or quality of the environment), except to the extent immaterial quantities of hazardous substances are used as an incidental aspect of the operation of its business. Except as set forth in Schedule 5.14, no hazardous or toxic substance or waste has been disposed of, released or discharged on, leaked from, or has otherwise contaminated any real property so owned, leased, or used by Northern or MacGregor. Except as set forth in Schedule 5.14, no asbestos or substances containing material quantities of asbestos have been installed in any such property. Except as set forth in Schedule 5.14, there are no oil or gas wells capped or uncapped or piping, structures, fixtures or other appliances relating thereto on or about any such property and no such property has been used as a landfill.

         Section 5.15 BROKERS AND FINDERS. No investment banker, broker, finder, or other intermediary: (a) has been retained by or is authorized to act on behalf of Northern or any of its shareholders; (b) has submitted the transactions contemplated by this Agreement to Northern or any of its shareholders; or (c) is or might be entitled to any fee, commission, or other payment from Northern as a direct or indirect result of the transactions contemplated by this Agreement.

         Section 5.16 LEGAL PROCEEDINGS. Except as described in Schedule 5.16: (a) there are no (and over the last three years there have been no) Actions pending or, to the best knowledge of Northern, threatened against or relating to Northern (with respect to its Wholesale Periodical Business) or MacGregor (or any of their officers, directors, shareholders, agents, or representatives in connection with the business or affairs of either of them), before any federal, state, local, or foreign court or governmental body in which the amount in dispute exceeds (or exceeded) $25,000 or which has or could result in liability or loss for Northern or MacGregor of more than $25,000; and
(b) to the best knowledge of Northern, there exist no disputes, conflicts, or circumstances providing the basis for a dispute or conflict which could reasonably be expected to result in any such Action. There are no Actions pending or, to the best knowledge of Northern, threatened for the purpose of enjoining or preventing this Agreement or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 5.16, neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor is subject to any judgment, order or decree, or any governmental restriction, which has a reasonable probability of having a material adverse effect on its business operations, assets, properties, condition (financial or otherwise), or prospects.

         Section 5.17     ERISA.

                          (a) Schedule 5.17(a) identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement
         Income Security Act of 1974 ("ERISA") which   (i) is subject to any
         provision of ERISA, and (ii) is or was at any time during the last 5 years maintained, administered, or contributed to by Northern (with respect to its Wholesale Periodical Business) or MacGregor or any affiliate (as defined below) and covers any employee or former employee of Northern or MacGregor or any affiliate or under which Northern or MacGregor or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto have been furnished to Unimag together with the three most recent annual reports (Form 5500 and all related schedules) and actuarial valuation reports, if any, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this section, "affiliate" of any person or entity means (A) any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such on Schedule 5.17(a).

                          (b) Except as set forth in Schedule 5.17(b), no Employee Plan constitutes a "multiemployer plan," as defined in
         Section 3(37) of ERISA, or a "defined benefit plan," as defined in
         Section 3(35) and subject to Title IV of ERISA, nor does Northern (with respect to its Wholesale Periodical Business) or MacGregor have any obligation to create, maintain, or contribute to any such "multiemployer plan" or "defined benefit plan". No Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No "accumulated funding deficiency," as defined in
         Section 412 of the Code, has been incurred with respect to any Employee Plan, whether or not waived. Full payment has been made of all amounts which Northern or MacGregor is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent fiscal year thereof, and there are no unfunded obligations under any Employee Plan. Northern knows of no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. No condition exists and no event has occurred which could constitute grounds for termination of any Employee Plan, and neither Northern, MacGregor, nor any of their affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Northern or MacGregor, or any officer or director of Northern or MacGregor, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or, to the best knowledge of Northern, threatened litigation, arbitration, disputed claim, adjudication, audit, examination, or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

                          (c) Except as set forth in Schedule 5.17(c), each Employee Plan which is intended to be qualified under Section 401(a) of the Code is, to the best knowledge of Northern, so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to
         Section 501(a) of the Code. Northern has furnished to Unimag copies of the most recent Internal Revenue Service determination letters with respect to each such plan for which it or MacGregor is the plan sponsor. Except as set forth in Schedule 5.17(c), to the best knowledge of Northern, each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules, and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

                          (d) Except as set forth in Schedule 5.17(d), there is no contract, agreement, plan, or arrangement covering any employee or former employee of Northern, MacGregor, or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

                          (e) Schedule 5.17(e) identifies each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by Northern (with respect to its Wholesale Periodical Business), MacGregor, or any of their affiliates, and (iii) covers any employee or former employee of Northern, MacGregor, or any affiliates. Such contracts, plans, and arrangements as are described above, copies or descriptions of which have been furnished previously to Unimag, are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.

                          (f) Except as set forth in Schedule 5.17(f), there is no liability in respect of post-retirement health and medical benefits for current or retired employees of Northern (with respect to its Wholesale Periodical Business) or MacGregor or any of their affiliates. Except as set forth in Schedule 5.17(f), Northern and MacGregor each has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee under the terms of any such plan and descriptions thereof given to employees. With respect to any of Northern's and MacGregor's Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, there has been substantial compliance with all requirements imposed thereunder.

                          (g) Except as set forth in Schedule 5.17(g), there has been no amendment to, written interpretation, or announcement (whether or not written) by Northern, MacGregor, or any of their affiliates relating to any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

                          (h) Except as set forth in Schedule 5.17(h), neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor is a party or subject to any union contract or any material employment contract or arrangement providing for annual future compensation of more than $25,000 to any officer, consultant, director or employee.

                          (i) Except as set forth in Schedule 5.17(i), the execution, delivery, and consummation of the transactions contemplated by this Agreement do not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or any other type), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee, or director of Northern or MacGregor.

                          (j) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

         Section 5.18     CONTRACTS.   Schedule 5.18 lists and briefly
describes all contracts, agreements, leases, arrangements, and understandings (written or oral) ("Contracts") to which Northern (with respect to its Wholesale Periodical Business) or MacGregor is a party and which fall within any of the following categories: (a) Contracts with any of their respective top 20 customers based on revenues for the 12-month period ended June 30, 1996; (b) Contracts not entered into in the ordinary course of business (including without limitation Contracts with any present or former shareholder, director, or officer, or any person related by blood or marriage to any such person, or any person controlling, controlled by, or under common control with any such person, or with any employee, agent, or consultant not terminable at will); (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments of more than $10,000 per year;
(d) Contracts containing covenants or restrictions purporting to limit the freedom of Northern or MacGregor to compete in any line of business in any geographic area or to employ or otherwise engage any person; (e) Contracts which extend beyond one year, unless cancelable on 60 or fewer days' notice without any liability, penalty, or premium; (f) Contracts which relate to any borrowings or guarantees in excess of $25,000; (g) Contracts containing any obligation or commitment which limits the freedom of Northern or MacGregor to sell, lease, or otherwise distribute any product or customer information; or
(h) Contracts which are not listed above but which are material to the condition (financial or otherwise), operations, assets, prospects, or business of Northern or MacGregor. All such Contracts are valid and binding and in full force and effect, and, to the best knowledge of Northern, enforceable in accordance with their respective terms in all material respects. Except as set forth in Schedule 5.18, neither Northern nor, to the best knowledge of Northern, any other party thereto, is in violation of, in default in respect of, nor, to the best knowledge of Northern, has there occurred an event or condition which, with the passage of time or giving of notice (or both) would constitute a default under any such Contract.

         Section 5.19 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 5.19, all accounts and notes receivable (customer, vendor, and other) of Northern (with respect to its Wholesale Periodical Business) and of MacGregor as of June 30, 1996, are and will be collectible in full, after application of a reserve for uncollectible accounts determined in accordance with generally accepted accounting principles, and are and will be valid and subsisting (unless previously paid) and represent and will represent sales actually made (net of all applicable credits and rebates) in the ordinary and usual course of business consistent with past practices. It is anticipated that Arthur Anderson LLP will perform all necessary audit procedures to verify the accounts receivable of MacGregor as of June 30, 1996, at the time that it conducts the audit of the June 30th Balance Sheet.

                 From the date of this Agreement through the Closing Date, no customer or vendor accounts receivable of Northern (with respect to its Wholesale Periodical Business) or MacGregor will be converted to notes receivable or written off without the prior written consent of Unimag.

         Section 5.20     NO CONFLICT OR DEFAULT.  Except as set forth on
Schedule 5.20, neither the execution and delivery of this Agreement by Northern, nor compliance by Northern with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate any Applicable Laws or Permits; (b) conflict with or result in the breach of any term, condition, or provision of (i) the articles of incorporation, code of regulations, or other organizational document of Northern or

MacGregor or (ii) any material agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which Northern or MacGregor is a party or by which Northern or MacGregor or any of their respective assets or properties are or may be bound or affected; or (iii) any Contract; (c) constitute a default (or an event which, with the giving of notice, the passage of time, or both, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any material properties or assets of Northern or MacGregor; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to any of the material properties, assets, contracts, or business of Northern or MacGregor.

         Section 5.21 BOOKS OF ACCOUNT; RECORDS. The general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts, and outstanding legal obligations of Northern (with respect to its Wholesale Periodical Business) and MacGregor are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by generally accepted accounting principles, accurately reflected in the Unaudited Statements, except as may be set forth in Section 5.5.

         Section 5.22 OFFICERS, EMPLOYEES, AND COMPENSATION. Schedule 5.22 lists and describes the current compensation of the five most highly compensated managers of Northern (with respect to its Wholesale Periodical Business) and MacGregor and any other employee of Northern (with respect to its Wholesale Periodical Business) or MacGregor whose total current salary and bonus exceeds $50,000. Except as disclosed in Schedule 5.22: (a) there are no other forms of compensation paid to any such director, officer, or employee of Northern or MacGregor; (b) the amounts accrued or to be accrued on the books and records of Northern and MacGregor for vacation pay, sick pay, and all commissions and other fees payable to agents, salespersons and representatives of Northern and MacGregor will be adequate to cover their respective liabilities for all such items; (c) neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor has become obligated, directly or indirectly, to any shareholder, director, or officer or any person related to any such person by blood or marriage, except for current liability for such compensation; and (d) to the best knowledge of Northern, no shareholder, director, officer, agent, employee, or representative of Northern (with respect to its Wholesale Periodical Business) or MacGregor or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer, or account of, or other outside business which has material transactions with, Northern or MacGregor. Neither Northern nor MacGregor has any agreement or understanding with any shareholder, director, officer, agent, employee, or representative of Northern or MacGregor which would influence any such person not to become associated with Unimag from and after the Closing or not to serve Northern or MacGregor after the Closing in a capacity similar to the capacity presently held.


         Section 5.23 LABOR RELATIONS. Except as set forth in Schedule 5.23, there is no unfair labor practice complaint against Northern (with respect to its Wholesale Periodical Business) or MacGregor pending before the National Labor Relations Board. Except as set forth in Schedule

5.23, neither Northern (with respect to its Wholesale Periodical Business) nor Macgregor is a party to or bound by any collective bargaining agreement and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best knowledge of Northern, threatened against or involving Northern or MacGregor. Except as set forth in
Schedule 5.23, no labor grievance has been filed against Northern (with respect to its Wholesale Periodical Business) or MacGregor in the last three years, and no arbitration proceeding has arisen out of or under a collective bargaining or other labor agreement and is pending and no claim therefor has been asserted. Except as set forth in Schedule 5.23, no collective bargaining or other labor agreement is currently being negotiated by Northern or MacGregor and no union or collective bargaining unit represents any of their employees. Neither Northern (with respect to its Wholesale Periodical Business) nor MacGregor has experienced any work stoppage or other material labor difficulty during the past five years.

         Section 5.24     CUSTOMERS AND SUPPLIERS.  Except as set forth in
Schedule 5.24, no supplier of Northern (with respect to its Wholesale Periodical Business) or MacGregor has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Northern or MacGregor either prior to, or following the consummation of, the Closing. Schedule 5.24 sets forth a list of all customers which have terminated their relationships with Northern or MacGregor since December 31, 1995, or have notified Northern or MacGregor, since December 31, 1995, that they intend to terminate their relationships with Northern or MacGregor. Except as set forth in Schedule 5.24, Northern does not know of any customers of Northern (with respect to its Wholesale Periodical Business) or MacGregor which alone or in the aggregate comprise more than 1% of actual annualized sales as shown in the Unaudited Statements, which have indicated that they are considering or planning to (a) discontinue being customers of Northern or MacGregor, (b) discontinue being customers of Unimag or Northern or MacGregor after the Escrow Closing or the Closing, or (c) substantially decrease the amount of their purchasing from Northern or MacGregor or Unimag or otherwise materially alter the terms of such purchasing either before or after the Closing.

         Section 5.25 SPECIAL TERMS; PRODUCT WARRANTIES. Schedule 5.25 sets forth the terms and conditions of any credit, discount, or other terms given by Northern (with respect to its Wholesale Periodical Business) or MacGregor to any customer outside the usual and ordinary course of business.

         Section 5.26 BUSINESSES OF NORTHERN AND MACGREGOR. Northern and MacGregor each is and has been, engaged in the magazine, book, newspaper, and sundries wholesale distribution and related businesses for more than 30 years, and each is presently engaged in no other business whatsoever except as may be incidental to the foregoing, except in the case of businesses being retained by Northern and not being contributed by Northern to Unimag.


         Section 5.27     INVESTMENT REPRESENTATION.    Northern acknowledges,
represents, and warrants to Unimag that (a) it is an "accredited investor," as that term is defined in Regulation D, (b) Northern has been provided the opportunity to ask questions and receive answers from Unimag concerning the business operations and financial condition of Unimag and the terms and conditions of the transactions described in this Agreement, and to obtain any additional information necessary to verify the accuracy of information provided to Northern by Unimag, and (c) Northern is acquiring the Unimag Shares and the Unimag Debentures to be issued pursuant to this Agreement for Northern's own account for investment only and not with a view to the distribution thereof. Northern has not (and, prior to the Closing, will not have) entered into any agreement to dispose of any Unimag Shares now owned or hereafter received at the Closing of the Exchange (except for the contingent obligation to return Unimag Shares to Unimag pursuant to the valuation adjustment provisions of
Section 3.2(b)).

         Section 5.28 SECTION 351 EXCHANGE. It is the intention of Northern to treat the acquisition of the Acquired Assets pursuant to this Agreement, along with other exchanges and acquisitions occurring before and after the closing of the transactions contemplated by this Agreement, as an exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Northern shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to it which will and may result from the transactions contemplated by this Agreement.


                                   ARTICLE 6

                            COVENANTS OF THE PARTIES

         Section 6.1      MUTUAL COVENANTS.

                          (a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Exchange and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the conditions set forth in Article 7 of this Agreement for which such Party is wholly or partially responsible to be satisfied, as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions, as any other Party may reasonably request.

                          (b) HSR Filings. The Parties shall cooperate with each other with respect to the preparation and filing of any Notification and Report Forms and related materials that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange and shall promptly make any further filings pursuant the HSR Act that may be necessary, proper, or advisable.

                          (c) Other Governmental Matters. Each Party shall use all reasonable efforts to take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any court, administrative agency or commission, or other governmental authority or instrumentality that it may be required to give, make, or obtain.

                          (d) Tax-Free Treatment. Each of the Parties shall use all reasonable efforts to cause the Exchange to constitute (along with other exchanges and acquisitions occurring before and after the Exchange) a tax- free exchange under Section 351 of the Code, subject to the rules of Section 351 of the Code and the regulations promulgated thereunder applicable to the receipt and taxability of "boot" (within the meaning of such rules). Each of the Parties shall be solely responsible for evaluating (and determining the appropriate methods required for reporting) all federal, state, and local income and other tax consequences to each such Party which will and may result from the transactions contemplated by this Agreement.

                          (e) Bulk Transfer Laws. The Parties covenant and acknowledge that neither Party will comply in any respect with the provisions of any applicable bulk transfer laws in connection with the Exchange and other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the Contrary, (i) any Damages (defined in Section 9.2(a)) suffered by Unimag in any way related to such failure to comply shall be treated as an Indemnifiable Northern Claim (defined in Section 9.2(a)), and (ii) any Damages suffered by Northern in any way related to such failure to comply shall not be treated as an Indemnifiable Unimag Claim (defined in Section 9.3(a)).

         Section 6.2 COVENANTS OF NORTHERN. Northern covenants and agrees that:

                          (a) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing Date (the "Exchange Period"): (i) Northern shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Northern (with respect to its Wholesale Periodical Business) or MacGregor, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; (ii) Northern (with respect to its Wholesale Periodical Business) and MacGregor each shall conduct its business in the ordinary course consistent with past practices;
         (iii) Northern shall permit Unimag to manage and oversee the Wholesale Periodical Business operations of Northern and the business operations of MacGregor as provided in Section 6.3(b) and consistent with the terms and conditions of the Joint Operating Agreement between Unimag, Northern, and MacGregor dated March 1, 1996 (the "Joint Operating Agreement"); and (iv) Northern shall use all reasonable efforts to preserve the business organizations intact, keeping available to Northern, MacGregor, and Unimag the present service of Northern's and MacGregor's employees, and preserving for Northern, MacGregor, and Unimag the goodwill of Northern's and MacGregor's suppliers, customers, and others with whom business relationships exist. Without limiting the generality of the foregoing, during the Exchange Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Unimag, Northern shall not:

                                  (A)      Adopt or propose any change in its
                 or MacGregor's articles of incorporation or code of regulations; adjust, split, combine, or reclassify any of its or MacGregor's capital stock; or make any other changes in its or MacGregor's authorized or issued capital stock;

                                  (B)      Redeem, purchase, or otherwise
                 acquire any shares of its or MacGregor's capital stock; grant any person or entity any right to acquire any shares of its or MacGregor's capital stock; issue, deliver, sell, or agree to issue, deliver, or sell, any additional shares of its or MacGregor's capital stock or any other securities; or enter into any agreement or arrangement with respect to the sale or voting of its or MacGregor's shares of capital stock;

                                  (C) Merge or consolidate it or MacGregor with any other person or entity or acquire a material amount of assets of any other person or entity except for the acquisition of inventory in the ordinary course of business consistent with past practices;

                                  (D)      Sell, lease, license, pledge,
                 encumber, or otherwise dispose of any of MacGregor's or its Wholesale Periodical Business operating assets other than sales of inventory in the ordinary course of business consistent with past practices;

                                  (E)      For itself (with respect to its
                 Wholesale Periodical Business) or for MacGregor incur, create, assume, or otherwise become liable for any indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practices;

                                  (F)      Except for those arrangements
                 disclosed in Schedule 6.2(a), enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance, or termination pay to, any officer, director, consultant, or employee of Northern or MacGregor;

                                  (G)      For itself (with respect to its
                 Wholesale Periodical Business) or for MacGregor adopt, amend, or terminate any employee benefit plan or increase, amend, or terminate any benefits to officers, directors, consultants, or employees;

                                  (H)      For itself (with respect to its
                 Wholesale Periodical Business) or for MacGregor modify in any material way or terminate any of the contracts listed or required to be listed in Schedule 5.18, except in the ordinary course of business consistent with past practices;

                                  (I)      For itself (with respect to its
                 Wholesale Periodical Business) or for MacGregor, except as disclosed in Schedule 5.16, settle any claims, litigation, or actions, whether now pending or hereafter made or brought, unless such settlement does not involve a payment by Northern or MacGregor of more than $25,000;

                                  (J)      For itself (with respect to its
                 Wholesale Periodical Business) or for MacGregor engage in any transaction, or enter into any agreement, contract, lease, or other arrangement or understanding, with any affiliate of Northern or MacGregor, except for transactions expressly permitted by this Agreement; or

                                  (K)      Agree or commit to do any of the
                 foregoing.

                          (b) Exclusive Rights. Neither Northern nor MacGregor shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, properties, or assets of MacGregor or Northern) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with any person or organization (other than Unimag and its representatives) regarding any Acquisition Proposal (defined below), except that any person or entity making an Acquisition Proposal may be informed of the restrictions contained in this sentence. Northern shall notify Unimag promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Northern or MacGregor. For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal received by Northern or MacGregor prior to the Closing Date regarding the acquisition by purchase, merger, lease, or otherwise of any capital stock of Northern or MacGregor, the business of MacGregor or the Wholesale Periodical Business of Northern, or any material assets, customer relationships, or other operations of MacGregor or the Wholesale Periodical Business of Northern.

                          (c) Access to Records and Other Due Diligence. During the Exchange Period, Northern shall: (i) make or cause to be made available to Unimag and its representatives, attorneys, accountants, and agents, for examination, inspection, and review, the assets and property of Northern and MacGregor and all books, contracts, agreements, commitments, records, and documents of every kind relating to Northern's Wholesale Periodical Business and MacGregor's business, and shall permit Unimag and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, including without limitation access to all tax returns filed and in preparation and all review and other accounting work papers of Northern's and MacGregor's independent accountants and all reports to management and related responses; and (ii) permit representatives of Unimag to interview suppliers, customers, and personnel of Northern and MacGregor, provided, however, that a Northern representative shall be entitled to be present at and participate in each such interview.

                          (d)     Disclosures.  After the date of this
         Agreement, Northern shall not: (i) disclose to any person, association, firm, corporation or other entity (other than Unimag or those designated in writing by Unimag) in any manner, directly or indirectly, any proprietary information or data relevant to the business of MacGregor or the Wholesale

         Periodical Business of Northern, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation, or other entity (other than Unimag or those designated in writing by Unimag) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of this section by Northern. Upon the termination of this Agreement for any reason, Northern shall promptly cause all copies of such information and data in its possession to be returned to Unimag.

                          (e) Employee Retention. Northern understands that in Unimag's view it is essential to the successful operation of the businesses of Northern and MacGregor that Northern assist Unimag in retaining substantially unimpaired the operating organizations of Northern (with respect to its Wholesale Periodical Business) and MacGregor. During the Exchange Period, Northern shall not take any action which would induce any employee or representative of Northern, MacGregor, or Unimag not to become or continue as an employee or representative of Northern, MacGregor, or Unimag.

                         (f) Dividends and Distributions. During the Exchange Period, Northern shall not permit MacGregor to declare, set aside, or pay any dividend or any distribution (in cash or in kind) to its shareholders.

                          (g) Notices of Certain Events. Northern shall promptly notify Unimag of:

                                  (i)      Any notice or other communication
                          from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                                  (ii)     Any notice or other communication
                          from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                                  (iii)    Any actions, suits, claims,
                          investigations, or proceedings commenced or, to the knowledge of Northern, threatened against, relating to, or involving or otherwise affecting Northern (with respect to its Wholesale Periodical Business) or MacGregor, or any of their property which, if in existence on the date of this Agreement would have been required to have been disclosed by Northern pursuant to Section 5.16 or which relate to the consummation of the transactions contemplated by this Agreement.


                          (h) Title Evidence. Northern shall deliver to Unimag as soon as practicable after the date of this Agreement title opinions, title reports, or other evidence of title, in form and substance reasonably satisfactory to Unimag, showing in Northern and MacGregor, as the case may be, indefeasible fee simple title in all of the facilities and real property owned by Northern (with respect to its Wholesale Periodical Business) and

         MacGregor, subject only to such exceptions, encumbrances, or other matters as are reasonably satisfactory to Unimag.

                          (i) Audited Financial Statements. Northern shall deliver to Unimag, within 30 days after the Escrow Closing Date, audited financial statements for Northern's Wholesale Periodical Business for the fiscal year ended December 31, 1995 (the "1995 Wholesale Periodical Business Financial Statements") and the audited balance sheet of MacGregor as of December 31, 1995 (the "Macgregor Balance Sheet"). In addition, Northern shall deliver to Unimag, within 75 days after the Escrow Closing Date, audited financial statements for Northern's Wholesale Periodical Business for the fiscal year ended December 31, 1994 (the "1994 Wholesale Periodical Business Financial Statements", and, together with the 1995 Wholesale Periodical Business Financial Statements, the "Financial Statements"). The audited Wholesale Periodical Business Financial Statements and the MacGregor Balance Sheet shall be prepared from and shall be in accordance with the books and records of Northern and MacGregor, prepared in conformity with generally accepted accounting principles applied on a consistent basis, including without limitation the generally accepted accounting principles set forth on Schedule 3.2, but subject to the exceptions to generally accepted accounting principles also set forth on Schedule 3.2, and fairly present in all material respects the financial condition of Northern (with respect to its Wholesale Periodical Business) and MacGregor as of the dates stated and the results of operations of Northern (with respect to its Wholesale Periodical Business) for the periods then ended in accordance with such practices. Northern shall cause Arthur Andersen LLP to perform the December 31, 1994 audit and the audit of the MacGregor Balance Sheet, and Northern shall pay (or cause MacGregor to pay in the case of the audit of MacGregor Balance Sheet) all costs and expenses incurred in connection with such audits. Unimag shall cause Arthur Andersen LLP to perform the December 31, 1995, audit (and also the audit of the June 30th Balance Sheet), and Unimag shall pay all costs and expenses incurred in connection with such audits.

                         (j) Noncompetition. During the five year period beginning on the Escrow Closing Date, Northern shall not, directly or indirectly (whether in its own capacity or as a shareholder or other owner, partner, member, manager, consultant, creditor, or agent of any person, firm, association, organization, or other entity:

                                  (i) Enter into or engage in any business anywhere in the United States which competes with Unimag's, or any of its subsidiaries', wholesale and retail magazine, book, newspaper, and sundries distribution and related business (the "Unimag Business") during such period;

                                  (ii)     Solicit customers or business
                          patronage anywhere in the United States which results in competition with the Unimag Business; or

                                  (iii)    Promote or assist, financially or
                          otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Unimag Business anywhere in the United States.

                          The foregoing covenant shall not be deemed to have
                 been violated solely by the ownership of shares of any class of capital stock of any publicly traded corporation involved in the wholesale and retail magazine, book, newspaper, and sundries distribution and related businesses, so long as the aggregate holdings of Northern in such publicly traded corporation other than Unimag represents less than 1% of such corporation's outstanding capital stock.

                          Northern acknowledges that (a) the provisions of this
                 section are fundamental and essential for the protection of Unimag's legitimate business and proprietary interests, and
                 (b) such provisions are reasonable and appropriate in all respects.

         Section 6.3 COVENANTS OF UNIMAG. Unimag covenants and agrees that:

                          (a) Conduct of Unimag's Business. Except as otherwise expressly contemplated by this Agreement, during the Exchange Period: (i) Unimag shall not take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Unimag, or otherwise, that would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of its representations and warranties contained in this Agreement to be or become untrue in any material respect; and
         (ii) Unimag shall conduct its business in the ordinary course consistent with past practices.

                          (b)     Joint Operations.         Notwithstanding
         anything in this Agreement to the contrary, from and after the Escrow Closing Date, Unimag shall manage and oversee the operation of the business of Northern (with respect to its Wholesale Periodical Business) and MacGregor as if the Exchange had already occurred. Without limiting the generality of the foregoing, such management and oversight shall include all of Unimag's rights as to such matters set forth in the Joint Operating Agreement.

                          (c) Consummation of Acquisitions. Unimag shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the: (i) acquisition of Michiana News Service, Inc., a Michigan corporation ("Michiana"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Michiana, and all of the shareholders of Michiana (the "Michiana Acquisition"); (ii) acquisition of The Stoll Companies, an Ohio corporation ("Stoll"), pursuant to and upon the terms and conditions of the Stock Transfer and Exchange Agreement among Unimag, Stoll, and all of the shareholders of Stoll (the "Stoll Acquisition"); and (iii) acquisition of certain assets and liabilities of Ohio Periodical Distributors, Inc., an Ohio corporation, and Wholesalers Leasing Corp., a Delaware corporation, pursuant to and upon the terms and conditions of the respective Asset Transfer and Exchange Agreements between Unimag and those companies and the acquisition of Read-mor Book Stores, Inc., an Ohio corporation, and The Scherer Companies, a Delaware corporation, pursuant to an upon the terms and conditions of the respective Stock Transfer and Exchange Agreements among Unimag, each of those companies, and all of their shareholders (collectively, the "Scherer Companies Acquisitions"). Neither the acquisition agreement for the Michiana Acquisition (the

         "Michiana Acquisition Agreement"), the acquisition agreement for the Stoll Acquisition (the "Stoll Acquisition Agreement"), nor the acquisition agreements for the Scherer Companies Acquisitions (the "Scherer Companies Acquisition Agreements") shall be modified or amended, in any material respect, without the prior written consent of Northern, the Unimag Board of Directors, Stoll, Michiana, and each of the companies which are a part of the Scherer Companies Acquisitions (the "Scherer Companies"). In addition to the transferors described in this Section 6.3(c), the remainder of the control group (as defined in Section 368(c) of the Code) of Unimag is specified in Schedule 1.2.

                          (d)     Confidential Information.  Upon the
         termination of this Agreement for any reason, Unimag shall promptly cause all proprietary information or data relevant to the businesses of Northern and MacGregor, whether of a technical, financial or commercial nature and whether furnished by Northern hereunder or otherwise received by Unimag, and all copies, extracts and summaries thereof in its possession or in the possession of any of its officers, shareholders or agents, to be promptly returned to Northern, except for any such information relating to customers of Northern and MacGregor obtained from Northern or MacGregor in connection with the joint business operations of Unimag, Northern and MacGregor pursuant to the Joint Operating Agreement.


                                   ARTICLE 7

                                   CONDITIONS

         Section 7.1 MUTUAL CONDITIONS TO ESCROW CLOSING. The obligations of each of the Parties to complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to fulfillment of all of the following conditions:

                          (a) Completion of Schedules and Exhibits. Except for the Debenture Agreement attached as Exhibit A, Schedules 1.1(a) through (n), Schedule 1.3, and Schedule 2.1, the Parties acknowledge that at the time of the execution of this Agreement the schedules and exhibits will not be attached. The Parties shall proceed in good faith to finalize the form and content of such schedules and exhibits in a manner consistent with the terms and conditions of this Agreement and otherwise mutually acceptable to both Parties. Upon finalizing the form and content of such schedules and exhibits they shall be attached to and become a part of this Agreement as if they had been attached to this Agreement at the time of execution.

                          (b)     No Adverse Proceeding.  No temporary
         restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Exchange or the other transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule, or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the Exchange or the other transactions contemplated by this Agreement.

                          (c) Certain Approvals. Unimag and Northern each shall have filed any Notification and Report Forms and related materials that either such Party may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Exchange, and all waiting periods applicable to the consummation of the Exchange under the HSR Act shall have expired or been terminated.

                          (d)     Other Governmental Approvals.  Any
         governmental or other approvals or reviews of this Agreement and the transactions contemplated by this Agreement required under any applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated thereunder, or any corporate governance document shall have been received, except for any filings which Unimag must make with the Securities and Exchange Commission in connection with obtaining approval from Unimag's shareholders of the Exchange and other transactions contemplated by this Agreement.

                          (e) Exchange Agreements for Certain Acquisitions. Northern shall have received copies of the final form of the Michiana Acquisition Agreement, the Stoll Acquisition Agreement and the Scherer Companies Acquisition Agreements, all of which shall be of a form and content substantially similar to this Agreement, with the exception that the Michiana Acquisition Agreement, the Stoll Acquisition Agreement, and certain of the Scherer Companies Acquisition Agreements shall be for the exchange of stock and debentures.

                          (f) Tax Commentary. Unimag shall have received a tax commentary, dated the Escrow Closing Date, of Arthur Andersen LLP, in form and substance satisfactory to Unimag, as to the qualification of the Exchange for Unimag as a tax-free exchange under Section 351 of the Code, and Unimag shall have delivered a copy of such opinion to Northern.

                          (g) Lease for Petoskey Warehouse. Unimag and Northern shall have entered into a lease for the real property owned by Northern known as the "Petoskey Warehouse", and such lease shall be in full force and effect as of the Escrow Closing, upon the following terms and conditions: (i) the lease term shall be month-to-month;
         (ii) the annual rent shall be $3.00 per square foot multiplied by the total leasable space (on a triple net basis); and (iii) such other reasonable and customary terms and conditions as Unimag and Northern may agree upon. The Petoskey Warehouse lease shall be in substantially the form attached to this Agreement as Exhibit E.

                          (h)     Termination and Release of Security
         Interests. Old Kent Bank and Charles MacGregor, David MacGregor, Scott MacGregor, Keith Hayes, and Debra J. Hayes shall have terminated and released all security interests in the Acquired Assets.

         Section 7.2 CONDITIONS TO OBLIGATIONS OF NORTHERN TO COMPLETE THE ESCROW CLOSING. The obligations of Northern to complete the Escrow Closing and to consummate other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Northern in writing:

                          (a)     Representations and Warranties.  The
         representations and warranties of Unimag set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing Date as though made at and as of the Escrow Closing Date.

                          (b) Performance of Agreement. Unimag shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by them under this Agreement at or prior to the Escrow Closing Date.

                          (c) Certificate. Unimag shall have furnished Northern with a certificate dated the Escrow Closing Date signed by its chairman, president, or any vice president to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

                          (d) Opinion of Counsel. Northern shall have received the legal opinion, dated the Escrow Closing Date, of Baker & Hostetler, counsel to Unimag, in substantially the form attached to this Agreement as Exhibit B.

                          (e) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise), or prospects of Unimag since the date of the 10-Q or of the Scherer Companies, Stoll or Michiana since December 31, 1995.

                          (f) Due Diligence. Northern's completion of its due diligence review of Unimag, Stoll, Michiana, and the Scherer Companies with results satisfactory to Northern on or before September 6, 1996.

                          (g) Unimag Shareholder Letters. As of the date of this Agreement, shareholders of Unimag who have the right to vote more than 50% of the outstanding Unimag Shares intend to submit letters to Unimag indicating they intend to vote in favor of the Exchange, the Stoll Acquisition, the Michiana Acquisition, and the Scherer Companies Acquisitions at the Unimag shareholders meeting to be held for that purpose. Copies of these letters will be provided to Northern by Unimag prior to the Escrow Closing.

                          (h) Other Documents. Unimag shall have delivered the following items to Northern:

                                  (i)      Unimag's articles of incorporation,
                          certified by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     A good standing certificate of
                          Unimag, issued by the Ohio Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii)    The code of regulations of Unimag,
                          certified by the secretary of Unimag on the Escrow Closing Date;

                                  (iv)     An assumption of the Assumed
                          Liabilities upon such reasonable and customary terms and conditions as Unimag and Northern may agree; and

                                  (v)      Resolutions of the directors of
                          Unimag approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Unimag on the Escrow Closing Date.

         Section 7.3 CONDITIONS TO OBLIGATIONS OF UNIMAG TO COMPLETE THE ESCROW CLOSING. The obligations of Unimag to consummate the Exchange and complete the Escrow Closing and to consummate the other transactions contemplated by this Agreement to be completed at the Escrow Closing shall be subject to the fulfillment of all of the following conditions unless waived by Unimag in writing:

                          (a)     Representations and Warranties.  The
         representations and warranties of Northern set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Escrow Closing Date as though made at and as of the Escrow Closing Date.

                          (b) Performance of Agreement. Northern shall have performed and observed in all material respects all covenants, agreements, obligations, and conditions to be performed or observed by it under this Agreement at or prior to the Escrow Closing Date.

                          (c) Certificate. Northern shall have furnished Unimag with a certificate dated the Escrow Closing Date signed on its behalf by its chairman, president or any vice president to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

                          (d) Opinion of Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of legal counsel to Northern, substantially in the form attached to this Agreement as Exhibit C.

                          (e) Books and Records. Northern shall have delivered to Unimag all corporate books and records and other materials of Northern (with respect to its Wholesale Periodical Business) and MacGregor, including without limitation stock books and ledgers, minute books, bank account lists, tax returns, and financial and operational records and materials. Notwithstanding the foregoing, Northern shall retain possession and ownership of the originals of its corporate governance documents and records, but shall deliver to Unimag such copies thereof as Unimag may request.

                          (f) Third Party Consents. Unimag shall have received all necessary customer, vendor, and other third party consents and approvals of this Agreement and the transactions contemplated by this Agreement.

                          (g) Agreement for Acquisition of MacGregor Stock Owned by Foster. Northern and Foster shall have entered into an agreement pursuant to which Foster will have agreed to transfer and convey to Unimag the MacGregor Stock owned by him, and such agreement shall be on terms and conditions satisfactory to Unimag.

                          (h) Adverse Change and Condition. There shall have been no material adverse change in the properties, assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of Northern (with respect to its Wholesale Periodical Business) or MacGregor from that reflected in the Unaudited Statements.

                          (i) Opinion of Independent Counsel. Unimag shall have received the legal opinion, dated the Escrow Closing Date, of legal counsel reasonably acceptable to Unimag and its counsel in the form attached to this Agreement as Exhibit F.

                          (j) Other Documents. Northern shall have delivered the following items to Unimag:

                                  (i)      Northern's and MacGregor's articles
                          of incorporation, certified by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (ii)     Good standing certificates of
                          Northern and MacGregor, issued by the Michigan Secretary of State as of a date not more than ten days prior to the Escrow Closing Date;

                                  (iii) The codes of regulations of Northern and MacGregor, certified by the secretaries of Northern and MacGregor on the Escrow Closing Date;

                                  (iv)     The Transfer Documents for the
                          contribution, transfer, assignment, and conveyance of the Acquired Assets upon such reasonable and customary terms and conditions as Unimag and Northern may agree; and

                                  (v)      The resolutions of the directors of
                          Northern approving, adopting, and authorizing this Agreement and the transactions contemplated by this Agreement, certified by the secretary of Northern on the Escrow Closing Date.

                          (k) Due Diligence. Unimag's completion of its due diligence review with results satisfactory to Unimag on or before September 6, 1996.

         Section 7.4 DOCUMENT ESCROW AGREEMENT; UNIMAG SHAREHOLDER APPROVAL. Upon the satisfaction or waiver of all of the conditions set forth in Section 7.1, Section 7.2, and Section 7.3, the Parties shall hold the Escrow Closing at which the Parties and Baker & Hostetler, as escrow agent ("Escrow Agent"), shall execute and deliver the document escrow agreement in the form attached to this Agreement as Exhibit D (the "Document Escrow Agreement"). The Document Escrow Agreement shall provide, among other things, that at the Escrow Closing this Agreement and all of the Additional Documents shall be deposited with Escrow Agent to be held pursuant to the terms of the Document Escrow Agreement and that upon the escrow closing of certain acquisitions and the approval of the Exchange by Unimag's board of directors and shareholders this Agreement and the Additional Documents shall be released and delivered to the appropriate Party at the Escrow Closing and the Exchange and other transactions contemplated by this Agreement shall be consummated.

         Section 7.5 MUTUAL CONDITIONS TO CONSUMMATE THE EXCHANGE. Upon the execution and delivery of the Document Escrow Agreement, the obligation of each of the Parties to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the fulfillment of both of the following conditions:

                          (a) Escrow Closing of Other Acquisitions. Unimag shall have consummated the escrow closings of the Michiana Acquisition, the Stoll Acquisition and the remainder of the Scherer Companies Acquisitions. Such escrow closings shall be completed no later than September 28, 1996, and shall be substantially similar to the Escrow Closing under this Agreement.

                          (b) Unimag Board of Directors Approval. The Exchange and the Scherer Companies Acquisitions shall have been approved by Unimag's board of directors.

                          (c) Unimag Shareholder Approval. The Exchange, the Stoll Acquisition, the Michiana Acquisition, and the Scherer Companies Acquisitions shall have been approved by the affirmative vote of the shareholders of Unimag to the extent such approval is required by the provisions of Ohio Revised Code Chapter 1701 and Unimag's articles of incorporation.


                                   ARTICLE 8

                           TERMINATION AND AMENDMENT

         Section 8.1      TERMINATION.

                          (a) Termination by Northern. This Agreement may be terminated and cancelled prior to the Escrow Closing Date by Northern if: (i) (A) any of the representations or warranties of Unimag contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Unimag under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Unimag of written notice of such occurrence from Northern; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Northern is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or (iv) so long as Northern is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before December 31, 1996.

                          (b) Termination by Unimag. This Agreement may be terminated and cancelled at any time prior to the Escrow Closing Date by Unimag if: (i) (A) any of the representations or warranties of Northern contained in this Agreement shall prove to be inaccurate in any material respect, or any covenant, agreement, obligation, or condition to be performed or observed by Northern under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement, and (B) such inaccuracy or failure shall not have been cured within 15 business days after receipt by Northern of written notice of such occurrence from Unimag;
         (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the Exchange or any other transaction contemplated by this Agreement shall have become final and nonappealable; (iii) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before September 28, 1996; or
         (iv) so long as Unimag is not in material breach of any representation, warranty, covenant, or agreement, if the Escrow Closing has not occurred on or before December 31, 1996.

         Section 8.2 AMENDMENT. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors (to the extent such action or authorization is required by law), at any time before or after adoption of this Agreement by the shareholders of Northern and the Unimag shareholders, but, after such adoption, no amendment shall be made which by law requires further adoption by the shareholders of Northern or the Unimag shareholders without such further adoption. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         Section 8.3 EXTENSION; WAIVER. At any time prior to the Escrow Closing Date, or Closing as the case may be, Unimag (with respect to Northern) and Northern (with respect to Unimag) may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of such Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or
(c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party.


                                   ARTICLE 9

                                INDEMNIFICATION

         Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS.

                          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any Party, all representations, warranties, covenants and agreements of Northern and Unimag in this Agreement and in the Document Escrow

         Agreement shall survive the execution, delivery, and performance of this Agreement and the Document Escrow Agreement. All representations and warranties of the Parties set forth in this Agreement and in the Document Escrow Agreement shall be deemed to have been made again by them at and as of the Escrow Closing Date.

                          (b) As used in this Article 9, any reference to a representation, warranty, covenant, or agreement contained in any section of this Agreement shall include the Schedule relating to such section.

         Section 9.2      INDEMNIFICATION BY NORTHERN.

                          (a) Subject to the provisions of this Section 9.2 and of Section 9.4 below, Northern shall indemnify and hold harmless Unimag from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Unimag, directly or indirectly, as a result of or arising from any material inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by Northern in this Agreement or the Document Escrow Agreement (collectively, "Indemnifiable Northern Claims").

                          (b) Unimag shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in
         Section 9.2(a), above, if the same shall be suffered by any parent, subsidiary, or affiliate of Unimag.

                          (c) Northern may satisfy any obligation of indemnification under this Article 9 by delivery of Unimag Shares to Unimag with a value equal to the amount of the payment being satisfied. For purposes of this Section 9.2(c), Unimag Shares shall be valued at the greater of (i) $1.50 per share, or (ii) their market value at the time the indemnification obligation has been finally established.

                          (d) Notwithstanding anything contained in this Agreement to the contrary, the collective indemnification obligations of Northern under this Agreement shall never exceed, in the aggregate, the sum of $510,000.

         Section 9.3      INDEMNIFICATION BY UNIMAG.

                          (a) Unimag shall indemnify and hold harmless Northern from and against any Damages asserted against, resulting to, imposed upon, or incurred or suffered by Northern, directly or indirectly, as a result of or arising from any (i) material inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Unimag in this Agreement or the Document Escrow Agreement, (ii) subject to the limitations set forth in Section 9.3(c), any and all claims, liabilities or obligations arising out of the operation of the business of Northern or MacGregor after the Escrow Closing Date, or (iii) any and all claims, liabilities and obligations arising out of any failure by Unimag to pay, following the Escrow Closing Date, any Assumed Liability or to pay any amount or perform any obligation under any of the Contracts, (collectively, "Indemnifiable Unimag Claims" and, together with Indemnifiable Northern Claims, the "Indemnifiable Claims").

                          (b) Unimag shall satisfy any obligation of indemnification under this Article 9 in cash.

                          (c) Notwithstanding anything contained in this Agreement to the contrary, Northern hereby acknowledges that Unimag shall not be liable to Northern, under this Article 9 or any other provision of this Agreement, for any claims, liabilities, or obligations arising out of the operation of the business of Northern or MacGregor prior to the Escrow Closing Date, if such claim, liability, or obligation is caused by or results from any Indemnifiable Northern Claims.

         Section 9.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article 9 are subject to the following limitations:

                          (a) For purposes of this Article 9, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                          (b) Subject to the provisions of Section 9.4(c), below, Unimag shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim or Claims unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $51,000. Once Unimag's Damages exceeds $51,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $51,000 of Damages.

                          (c) Notwithstanding and in lieu of the provisions of Section 9.4(b), above, Unimag shall not be entitled to indemnification with respect to an Indemnifiable Claim or Claims resulting from a breach of the representations and warranties contained in Section 5.14 unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $10,000. Once Unimag's Damages for any such breach exceeds $10,000 in the aggregate, Unimag shall only be entitled to be indemnified to the extent of such Damages in excess of such initial $10,000 of Damages.

                          (d)     The obligations of indemnity under this
         Article 9 with respect to any Indemnifiable Claim shall terminate two years after the Escrow Closing Date.

                          (e)     If, prior to the termination of the
         obligation to indemnify, written notice of an Indemnifiable Claim is given by Unimag or Northern as the case may be (an "Indemnified Party") to the other Party or Parties, as the case may be (the

         "Indemnifying Party"), or a suit or action based upon an alleged Indemnifiable Claim is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such Indemnifiable Claim (whether through the courts or otherwise) by reason of the termination of the obligation of indemnity as described in Section 9.4(d) above.

         Section 9.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                          (a) If an Indemnified Party determines to seek indemnification under this Article 9 from an Indemnifying Party with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party, which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if they so elect by written notice delivered to the Indemnified Party within 10 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that the Indemnifying Party is prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

                          (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

                          (c) Notwithstanding anything in this Section 9.5 to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, including without limitation any of its subsidiaries or affiliates (other than as a result of money damages or other money payments), then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise, or settle such Indemnifiable Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party

         (and its subsidiaries and affiliates) a release from all liability in respect of such Indemnifiable Claim.

         Section 9.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 days after the mailing of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15-day period, then if the Parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 10 days after such notice, the contested assertion of the claim shall be resolved by arbitration. Such dispute shall be submitted to arbitration by a panel of three disinterested arbitrators. The panel shall be composed of one arbitrator appointed by the Indemnified Party, one appointed by the Indemnifying Party, and the third, who shall be an attorney admitted to practice in the State of Ohio who has experience in periodical distribution, shall be appointed by the mutual agreement of the two arbitrators chosen by the Indemnified Party and the Indemnifying Party. The panel shall sit in Columbus, Ohio, and its procedures shall be governed by the Ohio Arbitration Act contained in Chapter 2711 of the Ohio Revised Code. The rules of civil procedure with respect to depositions and requests for production of documents applicable in Ohio common pleas courts shall apply. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter. The determination made shall be final and binding and conclusive on the Parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting, and other fees in connection with such a contest; provided that if the contested claim is referred to and ultimately determined by arbitration, the legal, auditing, and other fees of the prevailing Party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

         Section 9.7      RIGHT OF SETOFF.   If (a) after following the
procedures set forth in Section 9.5 or Section 9.6, as the case may be, a Party's right to be indemnified for an Indemnifiable Claim has been duly established and (b) the Damages associated with such Indemnifiable Claim have not been paid by the Indemnifying Party to the Indemnified Party within 30 days thereafter, then, in addition to its other rights under this Agreement, the Indemnified Party shall have the right to setoff any amounts owing to the Indemnifying Party by the Indemnified Party against any amounts owing to the Indemnified Party by the Indemnifying Party, whether pursuant to this Agreement (including taking into consideration the amount of such Indemnifiable Claim in determining the amount of the valuation adjustment under Section 3.2(b)), the Unimag Debentures, or the Additional Documents.

                                   ARTICLE 10

                                 MISCELLANEOUS

         Section 10.1 NOTICES. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, by facsimile (which is confirmed), mailed by registered or certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, United Parcel Service, or any other nationally recognized express delivery service for delivery to that Party at that address:

                 (a)      If to Unimag:

                          United Magazine Company
                          5131 Post Road
                          Dublin, Ohio 43017
                          Attention:  Ronald E. Scherer, Chairman
                          Facsimile No.:  (614) 792-2029

                          with a copy to:

                          Baker & Hostetler
                          65 East State Street, Suite 2100
                          Columbus, Ohio 43215
                          Attention:  Robert M. Kincaid, Jr., Esq.
                          Facsimile No.:  (614) 462-2616

                 (b)      If to Northern:

                          Northern News Company
                          5131 Post Road
                          Dublin, Ohio 43017
                          Attention:  Treasurer
                          Facsimile No.: (614) 792-2029

                          with a copy to:

                          Northern News Company
                          5131 Post Road
                          Dublin, Ohio 43017
                          Attention: Ruth Hunter Smith, General Counsel Facsimile No.: (614) 792-2029

         Section 10.2 NON-WAIVER. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provisions of this Agreement shall affect or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement.

         Section 10.3 GENDERS AND NUMBERS. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

         Section 10.4 HEADINGS. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

         Section 10.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

         Section 10.6 ENTIRE AGREEMENT. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

         Section 10.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or other entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

         Section 10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

         Section 10.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties.

         Section 10.10 EXPENSES. Except as otherwise specifically provided in this Agreement: (a) Unimag shall pay its costs and expenses associated with the transactions contemplated by this Agreement, including without limitation the fees and expenses of its legal counsel, independent public accountants, and other financial advisors; (b) Northern shall pay its own costs and expenses associated with this Agreement, including without limitation the fees and expenses of their legal counsel, accountants, and financial advisors; and (c) all such costs and expenses incurred by Northern in connection with this Agreement and the transactions contemplated hereby shall be accrued and expensed, or otherwise accounted for, so that such costs and expenses will be taken into consideration when determining the Tangible Net Worth of Northern pursuant to
Section 3.2(b).

      Section 10.11 PUBLIC ANNOUNCEMENTS. Northern shall not, without the prior written consent of Unimag, make any public announcement or statement with respect to the transactions contemplated in the Agreement. The provisions of this section are subject to each Party's obligation to comply with applicable requirements of the federal or state securities laws or any governmental order or regulation.

      Section 10.12 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

                                       UNITED MAGAZINE COMPANY


                                       By   /s/ RONALD E. SCHERER
                                         ----------------------------------
                                         Ronald E. Scherer, Chairman


                                         NORTHERN NEWS COMPANY

                                         By  /s/ DAVID B. THOMPSON
                                           --------------------------------
                                           David B. Thompson, Treasurer

                               INDEX OF SCHEDULES


Schedule 1.1 (a)      Real Property

Schedule 1.1 (b)      Real Property Leases

Schedule 1.1 (c)      Personal Property

Schedule 1.1 (d)      Inventory

Schedule 1.1 (e)      Vehicles

Schedule 1.1 (f)      Permits

Schedule 1.1 (g)      Proprietary Rights

Schedule 1.1 (h)      Personal Property Leases

Schedule 1.1 (i)      Contracts

Schedule 1.1 (j)      Receivables

Schedule 1.1 (m)      Telephone Numbers

Schedule 1.1 (n)      Employee Plan and Benefit Arrangements

Schedule 1.2          Control Group

Schedule 1.3          Non-Assigned Acquired Business Assets

Schedule 2.1          Excluded Liabilities

Schedule 3.2          Selected Generally Accepted Accounting Principles

Schedule 4.3          Agreements to Issue Unimag Shares

Schedule 4.5          Litigation

Schedule 5.1          Qualification as Foreign Corporation

Schedule 5.2          Northern and MacGregor Shareholders

Schedule 5.4          Consents and Approvals

Schedule 5.6          Undisclosed Liabilities

Schedule 5.7           Absence of Certain Changes

Schedule 5.8           Taxes

Schedule 5.9           Compliance with Law

Schedule 5.10          Proprietary Rights

Schedule 5.11          Restrictive Documents and Laws

Schedule 5.12          Insurance

Schedule 5.13          Bank Accounts

Schedule 5.14          Properties

Schedule 5.16          Legal Proceedings

Schedule 5.17          Employee Benefit Plans (Schedules (a) through (h))

Schedule 5.18          Contracts

Schedule 5.19          Accounts Receivable

Schedule 5.20          Conflicts or Defaults

Schedule 5.22          Officers, Employees, and Compensation

Schedule 5.23          Labor Relations

Schedule 5.24          Customers and Suppliers

Schedule 5.25          Special Terms to Customers

Schedule 6.2  (a)      Employment Arrangements

                               INDEX OF EXHIBITS


Exhibit A                 Debenture Agreement

Exhibit B                 Legal Opinion of Counsel to Unimag

Exhibit C                 Legal Opinion of Counsel to Northern and the
                          Shareholders

Exhibit D                 Document Escrow Agreement

Exhibit E                 Petoskey Warehouse Lease

Exhibit F                 Opinion of Independent Legal Counsel